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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Zep, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1310 Seaboard Industrial Boulevard Atlanta, Georgia 30318

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	January 10, 2012 at 1:00 p.m. ET
Place:	Zep Inc.—Research & Development Auditorium 1420 Seaboard Industrial Boulevard Atlanta, Georgia 30318
Record Date:	November 14, 2011
Items of	(1)	Elect two directors with terms to expire at the 2015 annual meeting;
Business:	(2)	Conduct advisory vote on executive compensation;
	(3)	Conduct advisory vote on the frequency of future advisory votes on executive compensation;
	(4)	Ratify the appointment of our independent registered public accounting firm; and
	(5)	Consider and act upon any other business properly brought before the meeting or any adjournments or postponements of the meeting.

Dear Fellow Stockholder:

        I am pleased to invite you to attend our 2012 Annual Meeting of Stockholders. Details regarding the items of business to be conducted at the Annual Meeting are described in the accompanying Proxy Statement.

        We are sending a Notice of Internet Availability of Proxy Materials to you on or about November 28, 2011. Stockholders of record at the close of business on November 14, 2011 will be entitled to vote at our 2012 Annual Meeting or any adjournments or postponements of the meeting. You have a choice of voting in person, over the Internet, by telephone, or by requesting a paper copy of the proxy materials and a proxy card and then executing and returning the proxy card. In order to assure a quorum, please vote over the Internet or by telephone, or request a paper copy of a proxy card and then complete, sign, date and return the proxy card, whether or not you plan to attend the meeting.

        Thank you for your ongoing support of Zep Inc.

By order of the Board of Directors,
/s/ Philip A. Theodore
PHILIP A. THEODORE Vice President, General Counsel and Corporate Secretary

November 28, 2011

Zep Inc.
Proxy Statement

INTERNET ACCESS TO THIS PROXY STATEMENT

IMPORTANT NOTICE
REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 10, 2012

The Company's 2012 Proxy Statement and the 2011 Annual Report
are available on the following website:
http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=17249.

        Zep Inc. (We, Our or the Company) is pleased to take advantage of the Securities and Exchange Commission (SEC) rule allowing companies to furnish proxy materials to their stockholders over the Internet. Accordingly, on or about November 28, 2011, we mailed to certain of our registered and beneficial stockholders of record as of November 14, 2011, a Notice Regarding the Availability of Proxy Materials (Notice) containing instructions on how to access our proxy materials and how to vote online. Beginning on the date of the mailing of the Notice, all stockholders and beneficial owners were able to access the proxy materials and the Company's Annual Report on Form 10-K for its fiscal year ended August 31, 2011 (2011 Annual Report), at the website referred to in the Notice and to vote their shares of our common stock by providing a proxy to the Company or by furnishing voting instructions with respect to shares of our common stock, via the Internet, to the brokerage firm or other institution that owns the shares on their behalf, as the case may be.

        If your brokerage firm or other institution owns your shares on your behalf, please note that your broker is no longer permitted to vote on your behalf on the election of directors, on the advisory vote on executive compensation, or on the advisory vote on the frequency of future advisory votes on executive compensation, unless you provide specific instructions by furnishing voting instructions to your broker or financial institution. For your vote to be counted, you must communicate your voting decisions to your broker or other financial institution before the date of our stockholders' meeting. The Notice also provides instructions on how you may request a paper copy of the proxy materials if you desire, how you may vote your shares of our common stock by furnishing a proxy to the Company and how you may provide voting instructions with respect to your shares of our common stock to the brokerage firm or other institution that owns the shares on your behalf, as the case may be, by mail or telephone. Other stockholders, in accordance with their prior requests, received an e-mail notification containing information on how to access our proxy materials and to vote via the Internet, or, in the case of the Company's plan participants, were mailed copies of our proxy materials and a proxy card.

        By furnishing this Notice and access to our proxy materials via the Internet, we are lowering the cost and reducing the environmental impact of our 2012 Annual Meeting. We encourage you to sign up for direct email notice of the availability of future proxy materials by submitting your email address when you vote your proxy via the Internet.

QUESTIONS AND ANSWERS REGARDING THIS PROXY STATEMENT

Who is entitled to vote at the Annual Meeting?

        If you owned shares of our Common Stock at the close of business on November 14, 2011, you may vote at the 2012 Annual Meeting. Each share is entitled to one vote on each matter presented for consideration and action at the 2012 Annual Meeting.

        In order to vote, you must either designate a proxy to vote on your behalf, or attend the 2012 Annual Meeting and vote your shares in person. Even if you plan to attend the 2012 Annual Meeting in person, the Board of Directors requests your proxy to ensure your shares count towards a quorum and are voted at the meeting.

 What matters are scheduled to be presented?

        Item 1—The election of two Director nominees.

        Item 2—An advisory (non-binding) vote on executive compensation.

        Item  3—An advisory (non-binding) vote on the frequency of future advisory votes on executive compensation.

        Item 4—The ratification of the appointment of our independent registered public accounting firm for the fiscal year ending August 31, 2012.

        Action may be taken at the 2012 Annual Meeting with respect to any other business that properly comes before the meeting, and the proxy holders have the right to and will vote in accordance with their judgment on any additional business.

What is the record date and what does it mean?

        The record date for the 2012 Annual Meeting is November 14, 2011. The record date was established by the Board of Directors (the Board) as required by the Delaware General Corporation Law (Delaware Law). Owners of record of shares of our common stock at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting.

What is the difference between a stockholder of record and a stockholder who holds stock in street name?

        If your shares are registered in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are a stockholder of record. If your shares are held in the name of your broker, bank, trustee or other nominee, your shares are held in street name. Only the stockholder of record may vote shares of our common stock at the meeting. If you hold your shares in street name, you will have the opportunity to instruct your broker, bank, trustee or other nominee as to how to vote your shares. This subject is discussed in detail below.

How do I vote as a stockholder of record?

        As a stockholder of record, you may vote by one of the following four methods:

  •
  By the Internet.  You may use the Internet as described on the Notice or on the proxy card to vote your shares of our common stock by giving us a proxy. This method is also available to stockholders who hold shares in the Investors Choice program sponsored by American Stock Transfer & Trust Company, LLC, in our Employee Stock Purchase Plan or in our 401(k) plan. You will be able to vote your shares by the Internet and confirm that your vote has been properly recorded. Please see your Notice or proxy card for specific instructions.

  •
  By Telephone.  You may vote your shares of our common stock by giving us a proxy using the toll-free number listed on the Notice or on the proxy card. This method is also available to stockholders who hold shares in the Investors Choice program sponsored by American Stock Transfer & Trust Company, LLC, in our Employee Stock Purchase Plan or in our 401(k) plan. The procedure allows you to vote your shares and to confirm that your vote has been properly recorded. Please see your Notice or proxy card for specific instructions.

  •
  By Mail.  You may sign, date, and mail your proxy card in the postage-paid envelope provided.

  •
  In Person.  You may vote in person at the meeting. However, street name stockholders may only vote in person at the meeting if they have a legal proxy, as described in the following question.

 How do I vote as a street name stockholder?

        If your shares are held through a broker, bank, trustee or other nominee, you will receive a request for voting instructions with respect to your shares of our common stock from the broker, bank, trustee or other nominee. You should respond to the request for voting instructions in the manner specified by the broker, bank, trustee or other nominee. If you have questions about voting your shares, you should contact your broker, bank, trustee or other nominee.

        If you wish to vote in person at the meeting, you will need to bring a legal proxy to the meeting. You must request a legal proxy through your broker, bank, trustee or other nominee. Please note that if you request a legal proxy, any proxy with respect to your shares of our common stock previously executed by your broker, bank, trustee, or other nominee will be revoked and your vote will not be counted unless you appear at the meeting and vote in person or legally appoint another proxy to vote on your behalf.

What if I sign and return my proxy, but do not provide voting instructions?

        If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted "FOR" the election of each of the Director nominees named in this Proxy Statement, "FOR" the approval of the Company's executive compensation in an advisory vote, to select "ONE YEAR" in the advisory vote regarding the frequency of future advisory votes on executive compensation and "FOR" the ratification of the appointment of our independent registered public accounting firm for the fiscal year ending August 31, 2012.

How do I revoke or change my vote?

        If you have returned a proxy via mail, telephone or Internet, you may revoke it at any time before it is voted at the 2012 Annual Meeting by:

  •
  notifying the Corporate Secretary at the Company's headquarters office;

  •
  sending another proxy dated later than your prior proxy either by Internet, telephone or mail; or

  •
  attending the 2012 Annual Meeting and voting in person by ballot or by proxy.

What if I receive more than one Notice?

        If your shares are registered differently and are in more than one account (for example, some shares may be registered directly in your name and some may be held in the Company's 401(k) Plan or Employee Stock Purchase Plan), you may receive more than one Notice from the Company or a broker, bank, trustee or other nominee account with respect to your shares held in "street name." Please carefully follow the instructions on each Notice you receive and return all of the requests for voting instructions to ensure that all your shares are voted.

PROXY SOLICITATION AND VOTING INFORMATION

        Owners of our Common Stock at the close of business on the record date, November 14, 2011, may vote at our 2012 Annual Meeting, or at any adjournments or postponements of the meeting. Each owner of record on the record date is entitled to one vote for each share of common stock held. There were 21,981,772 shares of common stock issued and outstanding on the record date. A list of stockholders entitled to vote will be available at the 2012 Annual Meeting and during ordinary business hours 10 days prior to the 2012 Annual Meeting at the Company's principal executive offices. Any stockholder of record may examine the list for any legally valid purpose.

        The Board is soliciting your proxy to vote at our 2012 Annual Meeting of Stockholders, and at any adjournment or postponement of the meeting. We will bear all expenses incurred in connection with the solicitation of proxies. Our directors, officers and associates may solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities. We reserve the right to engage a third-party proxy solicitation company to assist in the solicitation of proxies. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock.

        To conduct the business of the 2012 Annual Meeting, we must have a quorum. The presence, in person or by proxy, of stockholders holding at least a majority of the shares of our Common Stock outstanding will constitute a quorum. American Stock Transfer & Trust Company, LLC will tabulate the votes and a representative of the Company will serve as the inspector of elections during the 2012 Annual Meeting. Abstentions, broker non-votes and votes withheld from Director nominees count as shares present for purpose of determining a quorum. A broker non-vote occurs when a broker, bank or other nominee holder does not vote on a particular item because the nominee holder does not have discretionary authority to vote on that item and has not received instructions from the beneficial owner of the shares. In the absence of voting instructions from the beneficial owner of the shares, nominee holders will not have discretionary authority to vote the shares at the 2012 Annual Meeting in the election of Directors, the advisory vote on executive compensation or the advisory vote on the frequency of future advisory votes on executive compensation, but will have discretionary authority to vote on the ratification of the appointment of our independent registered public accounting firm for the year ending August 31, 2012. Broker non-votes and abstentions will not affect the outcome of any of the matters scheduled to be voted upon at the 2012 Annual Meeting because under Delaware law, broker non-votes are not counted as shares voting, or "votes cast," with respect to any matter on which the broker has not voted expressly. Proxies that are transmitted by nominee holders for beneficial owners will count toward a quorum and will be voted as instructed by the nominee holder.

        According to the Company's By-Laws, each of the proposed items will be determined as follows:

        Election of Directors: The election of directors will be determined by a plurality of votes cast, which means the two persons receiving the greatest number of affirmative votes cast at the 2012 Annual Meeting will be elected as directors. As a result, abstentions and broker non-votes will have no effect on the outcome of the election of directors. There is no cumulative voting in the election of directors. A properly executed proxy marked "withhold authority" with respect to the election of one or more directors will not be voted with respect to the director nominee or director nominees indicated, although it will be counted for purposes of determining whether there is a quorum.

        Say on Pay: The outcome of the advisory (non-binding) vote on executive compensation, which is frequently referred to as "say on pay," will be determined by a majority of the votes cast. As a result, abstentions and broker non-votes will have no effect on the outcome of the advisory vote on executive compensation.

        Frequency of Future Say on Pay Votes: The outcome of the advisory (non-binding) vote as to whether future advisory votes on executive compensation should be held every year, every two years, or every three years will be determined by a plurality of votes cast. As a result, abstentions and broker non-votes will have no effect on the outcome of the advisory vote on the frequency of future say-on-pay votes.

        Other matters: The outcome of the ratification of the appointment of our independent registered public accounting firm and all other matters submitted for a vote will be determined by a majority of votes cast affirmatively or negatively, except as may otherwise be required by law. As a result, abstentions and broker non-votes will have no effect on the outcome of votes on these matters.

QUESTIONS AND ANSWERS REGARDING GOVERNANCE OF THE COMPANY

        The Board takes seriously its responsibility to represent the interests of stockholders and is committed to good corporate governance. To that end, the Board has adopted a number of policies and processes to ensure effective governance of the Board and the Company. The following are questions and answers relating to the governance of the Company.

How do I contact the Board of Directors?

        Stockholders and other interested parties may communicate directly with the Board or the non-management Directors by writing to the Chairman of the Nominating and Corporate Governance Committee, and with members of the Audit Committee by writing to the Chairman of the Audit Committee, each in care of the Corporate Secretary, Zep Inc., 1310 Seaboard Industrial Boulevard, Atlanta, Georgia 30318. All communications will be forwarded promptly.

Where can I see the Company's corporate documents and SEC filings?

        The following governance documents are available on the Company's website at www.zepinc.com under "Investors," then "Corporate Governance."

  •
  Certificate of Incorporation

  •
  By-Laws

  •
  Corporate Governance Guidelines

  •
  Director Independence Standards

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  Charters of the Audit, Compensation and Nominating and Corporate Governance Committees

  •
  Code of Ethics and Business Conduct

        Any interested party may receive copies of any of these documents by requesting them in writing. Such request should be directed to the Corporate Secretary, Zep Inc., 1310 Seaboard Industrial Boulevard, Atlanta, Georgia 30318.

        Our SEC filings, including Section 16 filings, are available on the Company's website under in the "Investors" section, under the subheading "Financial Information," then "SEC Filings." Information on our website is not, and should not, be considered a part of this proxy statement.

How are directors nominated?

        The Nominating and Corporate Governance Committee, comprised solely of independent directors, is responsible for recommending to the Board a slate of director nominees for the Board to consider recommending to the stockholders, and for recommending to the Board nominees for appointment to fill a new Board seat or any Board vacancy. To fulfill these responsibilities, the Nominating and Corporate Governance Committee annually assesses the requirements of the Board and makes recommendations to the Board regarding its size, composition, and structure. In determining whether to nominate an incumbent director for reelection, the Nominating and Corporate Governance Committee evaluates each incumbent director's continued service in light of the current assessment of the Board's requirements, taking into account factors such as evaluations of the incumbent's performance.

        When the need to fill a new Board seat or vacancy arises, the Committee proceeds by whatever means it deems appropriate to identify a qualified candidate or candidates, which may include engaging an outside search firm. The Nominating and Corporate Governance Committee reviews the qualifications of each potential candidate, including, but not limited to, the candidate's diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, manufacturing and distribution technologies, and industry knowledge. Final candidates are generally interviewed by one or more Committee members. The Nominating and Corporate Governance Committee makes a recommendation to the Board based on its review, the results of interviews with the candidates, and all other available information. The Board makes the final decision on whether to invite a candidate to join the Board. The Board-approved invitation is extended through the Chairman of the Nominating and Corporate Governance Committee and the Chairman of the Board, President and Chief Executive Officer.

        Director Recommendations by Stockholders. The Nominating and Corporate Governance Committee will consider recommendations for director nominees from stockholders made in writing and addressed to the attention of the Chairman of the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Zep Inc., 1310 Seaboard Industrial Boulevard, Atlanta, Georgia 30318. The Nominating and Corporate Governance Committee will consider such recommendations on the same basis as those from other sources. Stockholders making recommendations for director nominees to the Committee should provide the same information required for nominations by stockholders at an annual meeting, as explained below.

How can a Stockholder nominate someone for election as a Director?

        Our Nominating and Corporate Governance Committee recommends potential candidates for nomination as Director based on a number of criteria, including the needs of our Board. Any stockholder who would like the Nominating and Corporate Governance Committee to consider a candidate for Board membership should send a letter of recommendation containing:

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  The name and address of the proposed candidate;

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  The proposed candidate's resume or a listing of his or her qualifications to be a Director on our Board;

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  A description of what would make the proposed candidate a good addition to our Board;

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  A description of any relationship that could affect the proposed candidate's ability to qualify as an independent Director, including identifying all other public company board and committee memberships;

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  A confirmation of the proposed candidate's willingness to serve as a Director if selected by our Nominating and Corporate Governance Committee;

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  Any information about the proposed candidate that, under the federal proxy rules, would be required to be included in our Proxy Statement if the proposed candidate were a nominee or otherwise is required to be provided pursuant to our Amended and Restated Bylaws; and

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  The name of the stockholder submitting the proposed candidate, together with information as to the number of shares owned and the length of time of ownership.

        You should send the information described above to: Zep Inc., 1310 Seaboard Industrial Boulevard, Atlanta, Georgia 30318, Attention: Corporate Secretary. To allow for timely consideration, recommendations must be received not less than 90 days prior to the first anniversary of the date of our most recent annual meeting. In addition, the Company may request additional information regarding any proposed candidates.

How does the Company manage risk?

        The Board and its committees have both general and specific risk oversight responsibilities. While the Board has broad responsibility to provide oversight of significant risks to the Company primarily through direct engagement with our management, it has delegated certain ongoing risk oversight responsibilities to its committees as set forth in the respective committee charters. The committees are responsible to report to the Board concerning their respective oversight activities and elevate review of risk issues as appropriate. In particular, the Audit Committee focuses on financial and enterprise risk exposures, including internal controls. The Audit Committee reviews and discusses with management and internal audit our major financial risk exposures, including risks related to fraud, liquidity and regulatory compliance, our policies with respect to risk assessment and risk management, and the steps management has taken to monitor and control such exposures at least quarterly and whenever warranted. With the assistance of an outside consultant, the Compensation Committee conducts an annual compensation risk-assessment process to review the risk profile of our compensation-related programs, including those applicable to our named executive officers. During the annual compensation risk assessment, the Compensation Committee considers whether our various compensation programs and practices for all employees encourage excessive risk-taking and whether they are in line with our long-term strategic goals. In addition to the evaluation by our Compensation Committee, the Board also receives regular updates from management of higher risk activities that we face, such as our environmental risks and status of pending litigation. Each of our Directors has access to any member of our management team to discuss potential risks when warranted.

What is the leadership structure of our Board of Directors?

        Our Board is lead by its Chairman. Our By-Laws provide that our Board shall designate either the Chairman of the Board or our President as the Company's chief executive officer. Our Corporate Governance Guidelines provide that our independent directors will select a Lead Director from among themselves. The Lead Director's role exists, according to our Corporate Governance Guidelines, (i) to provide leadership to the Board when the joint roles of Chairman and Chief Executive Officer could potentially be in conflict; (ii) to ensure that the Board operates independently of management; and (iii) to provide our Directors with an independent leadership contact.

        The Lead Director's responsibilities as set forth in our Corporate Governance Guidelines include:

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  chairing an executive session during each Board meeting without management (including without the Chairman and Chief Executive Officer) present in order to give Directors an opportunity to fully and frankly discuss issues, and to provide feedback and counsel to the Chairman and Chief Executive Officer concerning the issues considered;

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  acting as liaison between the Board and the Chief Executive Officer;

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  establishing, in consultation with the Chairman and Chief Executive Officer, and with the Nominating and Corporate Governance Committee, procedures to govern and evaluate the Board's work, to ensure, on behalf of shareholders, that the Board is (i) appropriately approving Company strategy; and (ii) supervising management's progress against achieving that strategy; and

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  ensuring the appropriate flow of information to the Board and reviewing the adequacy and timing of documentary materials in support of management's proposals.

        Our Board has vested the offices of Chairman, President and Chief Executive Officer in Mr. John Morgan because it believes that combining the roles of Chairman, President and Chief Executive Officer facilitates the flow of information between management and the Board, while providing the appropriate balance between independent oversight of management and efficiency of the operation of the Board. Furthermore, our Board believes that having the Board's deliberation of strategic alternatives framed by the person who is the most knowledgeable about the Company and its industry and who is also responsible for executing the strategy is the optimal means for the Board to discharge its responsibility of establishing strategy. For these reasons, we believe our Board leadership structure is appropriate for our Company and does not affect its approach to risk oversight.

What are the requirements for submitting a Stockholder Proposal at next year's Annual Meeting?

        If you wish to have a stockholder proposal included in the Company's proxy soliciting materials for the 2013 Annual Meeting of Stockholders, you must submit the proposal by our deadline, which is 120 days prior to the first anniversary of the mailing of this Proxy Statement, or July 31, 2012. For any other business to be properly brought before the 2013 Annual Meeting by a stockholder, notice in writing must be delivered to the Company in accordance with the Company's amended and restated By-Laws not less than 90 days nor more than 120 days prior to the first anniversary of the 2012 Annual Meeting, or between September 12, 2012 and October 11, 2012. Any stockholder proposals should be addressed to our Corporate Secretary, Zep Inc., 1310 Seaboard Industrial Boulevard, Atlanta, Georgia 30318. All such proposals should be sent by certified mail, return receipt requested.

BENEFICIAL OWNERSHIP OF THE COMPANY'S SECURITIES

        The following table sets forth information concerning beneficial ownership of the Company's common stock as of October 31, 2011, unless otherwise indicated, by each of the directors, by each nominee for director, by each of the named executive officers, by all directors and officers of the Company as a group, and by beneficial owners of more than five percent of the Company's common stock.

Name	Shares of Common Stock Beneficially Owned(1)(2)(3)(4)	Percent of Shares Outstanding(5)
Mark R. Bachmann	256,896	1.2%
J. Veronica Biggins	18,567	*
Ronald D. Brown	4,968	*
Robert P. Collins	143,989	*
Jeffrey L. Fleck	13,163	*
O. B. Grayson Hall, Jr.	8,649	*
Timothy M. Manganello	8,188	*
John K. Morgan	1,029,674	4.5%
Sidney J. Nurkin	18,567	*
Joseph Squicciarino	18,567	*
Timothy T. Tevens	16,847	*
Philip A. Theodore	36,066	*
Carol A. Williams(6)	—	*
All directors and executive officers as a group(13 persons)	1,574,141	6.8%
GAMCO Investors, Inc.(7)	3,648,643	16.6%
Wellington Management Company LLP(8)	2,957,789	13.4%
Keeley Asset Management Corp.(9)	2,824,950	12.8%
BlackRock, Inc.(10)	1,744,519	7.9%
Invesco, Ltd.(11)	1,380,764	6.3%
The Vanguard Group, Inc.(12)	1,100,518	5.0%

*
Represents less than one percent.
(1)
Except as otherwise indicated, each beneficial owner has sole voting and investment power with respect to all shares shown.
(2)
Includes shares that may be acquired within 60 days of October 31, 2011 upon exercise of employee stock options. Options are included for the following individuals: Mr. Bachmann, 184,922 shares; Mr. Collins, 92,836 shares; Mr. Fleck, 1,365 shares; Mr. Morgan, 822,546 shares; Mr. Theodore, 1,365 shares; and all directors and named executive officers as a group, 1,103,034 shares.
(3)
Includes time-vesting restricted stock, portions of which vest in November 2011, January 2012, January 2012 through 2013, July 2012 through 2014, September 2012, September 2012 and 2013, October 2012 through 2014, and October 2012. The executives have sole voting power over the unvested restricted stock. Restricted stock is included for the following individuals: Mr. Bachmann, 13,350 shares; Ms. Biggins, 3,939 shares; Mr. Brown, 2,688 shares; Mr. Collins, 14,875 shares; Mr. Fleck, 8,776 shares; Mr. Hall, 5,113 shares; Mr. Manganello, 2,688 shares; Mr. Morgan, 54,638 shares; Mr. Nurkin, 3,939 shares; Mr. Squicciarino, 3,939 shares; Mr. Tevens, 3,939 shares; Mr. Theodore, 13,210 shares; and all directors and named executive officers as a group 131,094 shares.
(4)
Includes performance stock with respect to which the performance target has been achieved, portions of which will vest in September 2012 through 2013. The executives have sole voting power over performance stock that has achieved stock appreciation targets. Performance stock is included for the following individuals: Mr. Bachmann, 3,716 shares; Mr. Collins, 2,710 shares; Mr. Morgan, 16,479 shares; Messrs. Fleck and Theodore, 0 shares; and all named executive officers as a group, 22,905 shares.
(5)
Based on an aggregate of 21,980,523 shares of our common stock issued and outstanding as of October 31, 2011.
(6)
Ms. Williams will join the Board subject to her election by Stockholders at this Annual Meeting.
(7)
This information is based on a Schedule 13D/A filed with the SEC by GAMCO Investors, Inc. (GAMCO), One Corporate Center, Rye, New York 10580-1435, on January 14, 2010 on behalf of itself and certain affiliates. Each of GAMCO and its affiliates, and their respective executive officers and directors, has the sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of the shares or our common stock reported for it, except that (i) GAMCO Asset Management Inc. does not have the authority to vote 87,200 of its reported shares, (ii) Gabelli Funds, LLC has sole dispositive and voting power with respect to the shares of the Company held by the Funds so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Company and, in that event, the Proxy Voting Committee of each Fund shall respectively vote that Fund's shares, (iii) at any time, the Proxy Voting Committee of each such Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such fund under special circumstances such as regulatory considerations, and (iv) the power of Mario Gabelli, GAMCO Investors, Inc., and GGCP, Inc. is indirect with respect to securities beneficially owned directly by other Reporting Persons.
(8)
This information is based on a Schedule 13G/A filed with the SEC by Wellington Management Company, LLP (Wellington), 280 Congress Street, Boston, Massachusetts 02110, on February 14, 2011. Pursuant to the filing, Wellington shares voting authority on 2,232,975 of the shares reported and dispositive power on all of the shares reported.
(9)
This information is based on a Schedule 13G/A filed with the SEC by Keeley Asset Management Corp. and Keeley Funds, Inc. (Keeley), 401 South LaSalle Street, Chicago, Illinois 60605, on February 7, 2011. Keeley shares beneficial ownership of 1,254,500 of the shares reported and does not have sole voting authority over 6,500 of the shares reported.
(10)
This information is based on a Schedule 13G/A filed with the SEC by BlackRock, Inc., 40 East 52nd Street, New York, New York 10022, on January 21, 2011.
(11)
This information is based on a Schedule 13G/A filed with the SEC by Invesco, Ltd. (Invesco), 1555 Peachtree Street NE, Atlanta, Georgia 30309, on February 7, 2011 on behalf of itself and certain affiliates. Pursuant to the filing, Invesco does not have dispositive power over 11,621 of the shares reported.
(12)
This information is based on a Schedule 13G filed with the SEC by The Vanguard Group, Inc. (Vanguard), 100 Vanguard Blvd., Malvern, Pennsylvania 19355 on February 9, 2011. Pursuant to the filing, Vanguard has sole voting authority and shared dispositive power on 31,752 of the shares reported.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        The Company's directors and officers and persons who beneficially own more than 10% of the Company's common stock are required by Section 16(a) of the Securities Exchange Act of 1934, as amended, to file reports of ownership and changes in ownership of the Company's common stock with the SEC, the New York Stock Exchange (NYSE), and the Company. Based on our review of information received by the Company during the fiscal year, we believe that all required Section 16(a) filings were made on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        There is no family relationship between any of our executive officers or directors, and there are no arrangements or understandings between any of our executive officers or directors and any other person pursuant to which any of them was elected an officer or director, other than arrangements or understandings with our directors or officers acting solely in their capacities as such. Generally, our executive officers will be elected annually and will serve at the pleasure of our Board.

        Our Board has adopted a written policy on related party transactions that is intended to ensure that all related party transactions are subject to approval or ratification by our Audit Committee. The policy covers transactions by "related parties," which is defined as:

  •
  any person who is or was (since the beginning of our last fiscal year) an executive officer, director or nominee for director;

  •
  any person or entity, including affiliates, that was a beneficial owner of 5% or more of our common stock at the time the transaction occurred or existed; and

  •
  any immediate family member of any person covered by either of the two previous categories.

        Transactions between the Company and a related party are covered by the policy if they will or could exceed $120,000 in any calendar year and the related party has or will have a direct or indirect material interest in the transaction. In determining whether to approve or ratify a transaction covered by the policy, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party's interest in the transaction.

ITEM 1—ELECTION OF DIRECTORS

        O. B. Grayson Hall, Jr. and Carol A. Williams have been nominated for election to our Board at this Annual Meeting to serve as Class III directors with a new term expiring at the 2015 Annual Meeting.

        The persons named in the accompanying proxy, or their substitutes, will vote for the election of the Board's nominees, except to the extent authority to vote for any or all of the nominees is withheld. No proposed nominee is being elected pursuant to any arrangement or understanding between the nominee and any other person or persons. All nominees have consented to stand for election at this meeting. If any of the nominees become unable or unwilling to serve, the persons named as proxies in the accompanying proxy, or their substitutes, shall have full discretion and authority to vote or refrain from voting for any substitute nominees in accordance with their judgment.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR"
EACH OF THE DIRECTOR NOMINEES

BOARD OF DIRECTORS

        The members of the Board are divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders for the year in which the term for their class expires. The Company's By-Laws provide that the number of directors constituting the Board shall be determined from time to time by the Board. The number of directors constituting the Board is currently fixed at eight. The current term of the Class III directors expires this year, and their successors are to be elected at the 2012 Annual Meeting for a three year term expiring at the Annual Meeting of Stockholders to be held in 2015. The terms of the Class I and Class II Directors do not expire until the Annual Meetings of Stockholders to be held in 2013 and 2014, respectively.

        The Board has reviewed the independence of its members and determined that all of its current members, except John K. Morgan, our Chairman, President, and Chief Executive Officer, have no material relationship with us, and are therefore independent, based on the listing standards of the NYSE, the categorical standards set forth in the Company's Governance Guidelines (available on our website at www.zepinc.com under "Investors," then "Corporate Governance") and a finding by the Board of no other material relationships. The Board has also determined that Ms. Williams is independent under such standards.

        Should all nominees be elected as indicated in the proposal above, the following is a complete list of individuals who will comprise our Board of Directors and information regarding the Committees of our Board on which they served in fiscal 2011.

Name	Age	Director Since	Audit	Compensation	Nominating & Corporate Governance
John K. Morgan(1)	57	Oct. 2007	—	—	—
Ronald D. Brown	58	Jan. 2010	—	Chair	X
O.B. Grayson Hall, Jr.	54	Jan. 2009	X	—	X
Timothy M. Manganello	61	Jan. 2011	—	X	X
Sidney J. Nurkin(2)	70	Oct. 2007	X	X	Chair
Joseph Squicciarino	55	Oct. 2007	Chair	—	—
Timothy T. Tevens	55	Dec. 2007	X	—	X
Carol A. Williams(3)	53	Jan. 2012	NA	NA	NA

(1)
Mr. Morgan is not a member of the Audit, Compensation or Nominating and Corporate Governance Committees, but regularly attends each respective committee's meetings.
(2)
Mr. Nurkin serves as Lead Director.
(3)
Ms. Williams will become a member of the Board upon her election at this Annual Meeting.

        A brief summary of each director's business experience, other public company directorships held, and criteria considered by the Board of Directors in selecting each to serve as a director follows.

 CLASS III—DIRECTOR NOMINEES—TERMS TO EXPIRE AT 2015 ANNUAL MEETING

Name	Principal Business Affiliation During Past Five Years
O. B. Grayson Hall, Jr.	Mr. Hall has served as Chief Executive Officer of Regions Financial Corporation (Regions) since April 2010 and as President since October 2009. He served as Chief Operating Officer of Regions from October 2009 to April 2010. Mr. Hall also serves as a member of Regions' Executive Council. He previously served as Vice Chairman of Regions from December 2008 until October 2009, as Senior Executive Vice President, General Banking Group of Regions from November 2006 until December 2008, and as head of various lines of business at Regions from January 2005 until November 2006, including managing Consumer Banking, Commercial Banking and Wealth Management. He is a director of Regions.

Mr. Hall's experience in areas such as finance, marketing, information technology, mergers and acquisitions, business integration, sourcing and personnel and human resources through his service at Regions Financial Corporation led the Board to conclude that he should serve as a director.
Carol A. Williams
Ms. Williams has been nominated to serve as a Director upon her election by the stockholders in January 2012. Ms. Williams serves as Executive Vice President of Manufacturing and Engineering of The Dow Chemical Company (Dow Chemical), a position she has held since September 2011, and is a member of Dow Chemical's Executive Leadership Committee and Strategy Board. During her career at Dow Chemical, which began in 1980, she has served as President of Chemicals and Energy from August 2010 to August 2011; as Senior Vice President of Basic Chemicals from January 2009 to July 2010; as Corporate Vice President of Market Facing, Business Development and Licensing Portfolio from August 2007 to December 2008; and as Vice President of Business Development for Market Facing Business from March 2005 to July 2007.

Ms. Williams' experience in areas such as operations, marketing, sourcing, and business development, as well as her extensive knowledge of the chemical industry, were identified as key areas in which she could significantly contribute and led the Board to conclude she should serve as a director.

 CLASS I DIRECTORS—TERMS TO EXPIRE AT 2013 ANNUAL MEETING

Name	Principal Business Affiliation During Past Five Years
Ronald D. Brown	Mr. Brown has served as Managing Director of Taft Business Consulting, LLC, a position he has held since May 2009 and, since October 2009, he has served as Vice President and Chief Financial Officer of Makino Inc., a metalworking technology company. He previously served as Chairman and Chief Executive Officer of Milacron Inc. from 2001 to November 2008, as Chief Operating Officer from 1999 to 2001, and as Chief Financial Officer from 1993 to 1999. In March 2009, after Mr. Brown retired as an executive officer, Milacron Inc. filed for bankruptcy protection. Mr. Brown is a director of A.O. Smith Company and, during the past five years, also served as a director of Milacron, Inc.

Mr. Brown's experience in the plastics processing and metalworking industries as well as in areas such as legal and regulatory affairs, industrial distribution, mergers and acquisitions, business integration, international operations, manufacturing processes, sourcing, personnel and human resources and his experience as a member and as lead director of the board of directors of A.O. Smith Company led the Board to conclude that he should serve as a director.
Timothy M. Manganello
Mr. Manganello has served as Chairman and Chief Executive Officer of BorgWarner Inc. since 2003. He was named to his current position in February 2003, after having served for one year as President and Chief Operating Officer. During his career at BorgWarner, he has held senior management positions in operations, sales, and business development. Before joining BorgWarner in 1989, Mr. Manganello held sales management positions at PT Components-Link Belt from 1981 to 1988 and product engineering management positions at Chrysler Corporation from 1973 to 1981. Mr. Manganello is a director of BorgWarner Inc. and Bemis Company, Inc. and serves as the Board Chairman of the Federal Reserve Bank of Chicago, Detroit branch.

Mr. Manganello's extensive knowledge of the automotive industry, as well as his knowledge of sourcing, distribution, international sales and operations, and his experience as a member of the board of Bemis Company, Inc. and Board Chairman of the Federal Reserve Bank, led the Board to conclude that he should serve as a director.
Sidney J. Nurkin
Mr. Nurkin is Of Counsel to the law firm of Alston & Bird, LLP, a national law firm headquartered in Atlanta, Georgia. Prior to his retirement on December 31, 2006, Mr. Nurkin was a Senior Partner in the law firm for more than five years. During the past five years, Mr. Nurkin served as a director of Dayton Superior Corporation.

Mr. Nurkin's experience in areas such as legal and regulatory affairs, mergers and acquisitions and international operations through his service at Alston & Bird, LLP and as a member of the board of directors of Dayton Superior Corporation led the Board to conclude that he should serve as a director.

 CLASS II DIRECTORS—TERMS TO EXPIRE AT 2014 ANNUAL MEETING

Name	Principal Business Affiliation During Past Five Years
John K. Morgan	Mr. Morgan is our Chairman, President and Chief Executive Officer and has served in these positions since October 2007. In July 2007, he was elected President and Chief Executive Officer of Acuity Specialty Products, a subsidiary of Acuity Brands prior to our spin-off in November 2007. He served as an Executive Vice President of Acuity Brands until October 2007. He served as President and Chief Executive Officer of Acuity Brands Lighting, Inc. from August 2005 to July 2007. He served at Acuity Brands as President and Chief Development Officer from January 2004 to August 2005, as Senior Executive Vice President and Chief Operating Officer from June 2002 until January 2004, and as Executive Vice President from December 2001 until June 2002. He is a director of WESCO International, Inc.

As Chairman, President and Chief Executive Officer, Mr. Morgan's qualifications include extensive experience in mergers and acquisitions and business integration, as well as international, financial and operational management and, therefore, the Board concluded that he should serve as a director.
Joseph Squicciarino
Mr. Squicciarino served as the Chief Financial Officer of King Pharmaceuticals, Inc. from June 2005 until March 2011, when the company was acquired. Prior to joining King Pharmaceuticals, Inc., he served as Chief Financial Officer—North America for Revlon, Inc. from March 2005 until June 2005 and as Chief Financial Officer—International for Revlon International, Inc. from February 2003 until March 2005. He held the position of Group Controller Pharmaceuticals—Europe, Middle East, Africa with Johnson & Johnson from October 2001 until October 2002.

Mr. Squicciarino's experience in the healthcare industry and in areas such as legal and regulatory affairs, information technology, mergers and acquisitions, business integration, international operations and manufacturing processes through his service at King Pharmaceuticals, Inc., Revlon, Inc. and Johnson & Johnson led the Board to conclude that he should serve as a director.
Timothy T. Tevens
Mr. Tevens has served as the President of Columbus McKinnon Corporation since January 1998 and as Chief Executive Officer since July 1998. Mr. Tevens served as Vice President—Information Services of Columbus McKinnon Corporation from May 1991 to January 1998, becoming Chief Operating Officer in October 1996. From 1980 to 1991, Mr. Tevens was employed by Ernst & Young LLP in various management consulting capacities. He is also a director of Columbus McKinnon Corporation.

Mr. Tevens' experience in areas such as industrial distribution, information technology, mergers and acquisitions, business integration, international operations, manufacturing processes and sourcing through his service at Columbus McKinnon Corporation and Ernst & Young LLP led the Board to conclude that he should serve as a director.

 INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES

        During the fiscal year ended August 31, 2011, the Board met five times. All directors attended all meetings held by the Board and their respective committees during fiscal 2011. At each regular Board meeting, the Board meets without management present. Non-management director sessions are led by the Lead Director, Sidney J. Nurkin. The Company does not have a policy regarding director attendance at its annual meetings; however, it is expected that each continuing director will attend each annual meeting of stockholders, absent a valid reason. All of the directors serving at the time of last year's annual meeting attended the meeting.

        The Board has delegated certain functions to the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee and each committee has adopted a charter (see "Questions and Answers Regarding Governance of the Company").

        The Audit Committee is responsible for certain matters pertaining to the auditing, internal control, and financial reporting of the Company, as set forth in the Committee's report below and in its charter (see "Questions and Answers Regarding Governance of the Company"). All members of the Committee are independent under the requirements of the SEC and the Sarbanes-Oxley Act of 2002. In addition, the members of the Committee meet the current independence and financial literacy requirements of the listing standards of the NYSE. At each regular meeting, the Audit Committee meets separately with the independent registered public accounting firm, the internal auditors, the chief financial officer, the chief compliance officer, and the general counsel, without other management present. The Board has determined that Mr. Squicciarino satisfies the "audit committee financial expert" criteria adopted by the SEC and that he has accounting and related financial management expertise required by the listing standards of the NYSE. The Committee held seven meetings during fiscal 2011.

        The Compensation Committee is responsible for certain matters relating to the evaluation and compensation of the named executive officers and non-employee directors, as set forth in its charter (see "Questions and Answers Regarding Governance of the Company"). The Compensation Committee meets privately with an independent compensation consultant without management present when deemed appropriate by the Committee. The Compensation Committee will evaluate the performance of the independent consultant in relation to the Committee's functions and responsibilities annually. Each member of the Committee is independent under the listing standards of the NYSE and is an outside director under Section 162(m) of the Internal Revenue Code (the Code) and a non-employee under Section 16(b) of the Securities Exchange Act of 1934, as amended. The Committee held five meetings during fiscal 2011.

        The Nominating and Corporate Governance Committee is responsible for reviewing matters pertaining to the composition, organization, and practices of the Board as set forth in its charter and including, but not limited to, recommending Corporate Governance Guidelines, overseeing the periodic evaluation of the Board in meeting its corporate governance responsibilities, overseeing the periodic evaluation of individual directors, and recommending to the full Board a slate of directors for consideration by the stockholders at the annual meeting and candidates to fill a new Board position or any vacancies on the Board, as explained in greater detail above under "Questions and Answers Regarding Governance of the Company." Each member of the Committee is independent under the listing standards of the NYSE. The Committee held four meetings during fiscal 2011.

Compensation Committee Interlocks and Insider Participation

        The directors serving on the Compensation Committee of the Board during the fiscal year ended August 31, 2011 were Ronald D. Brown (Chairman), J. Veronica Biggins, Timothy M. Manganello and Sidney J. Nurkin, none of whom are or were officers or employees of the Company. There were no compensation committee interlocks during fiscal 2011.

DIRECTOR COMPENSATION

        Our non-employee directors are compensated as described below. Our compensation program is designed to achieve the following goals:

  •
  compensation should fairly pay directors for work required for a company of the Company's size and scope;

  •
  compensation should align directors' interests with the long-term interests of stockholders; and

  •
  the structure of the compensation should be simple, transparent and easy for stockholders to understand.

        Mr. Morgan, as an employee, receives no additional compensation for service as a member of our Board.

Fiscal 2011 Director Fees

        Each non-employee director received an annual director fee in the amount of $65,000, which includes meeting fees for the first eight Board meetings and the first eight meetings attended for each committee on which the non-employee director serves. Mr. Manganello, who became a director in January 2011, received a pro-rated annual director fee during fiscal 2011. Non-employee directors receive $1,000 for each Board meeting attended in excess of eight Board meetings each fiscal year and $750 for each committee meeting attended in excess of eight committee meetings of each committee each fiscal year. No excess meeting fees were paid in fiscal 2011. The director serving as chairman of the Nominating and Corporate Governance Committee received an additional fee of $5,000. The director serving as chairman of the Compensation Committee received an additional fee of $6,000. The director serving as chairman of the Audit Committee received an additional fee of $13,500. The director serving as Lead Director of the Board also received an additional fee of $10,000. Fifty percent of the annual director fee, or $32,500, is required to be deferred under the terms of the deferred compensation plan described below. The remaining fees may be deferred at the election of the director.

Fiscal 2011 Equity Awards

        Each non-employee director received a restricted stock award valued at $50,000 in January 2011. The restricted stock awards vest one year after the grant date and accumulate dividends during the vesting period at a rate equivalent to the dividends paid to other common stockholders. Upon vesting, accumulated dividends are paid in cash to the directors.

Deferred Compensation Plan

        Non-employee directors are required to defer one half of their annual director fee and may elect to defer the remaining portion of the annual fee, and any additional fees or meeting fees, pursuant to the deferred compensation plan for non-employee directors. The required deferred amounts are automatically invested in deferred stock units to be paid in shares and the optional deferred amounts may be invested in deferred stock units to be paid in shares or invested in an interest-bearing account to be paid in cash, each to be paid at retirement from the Board. Cash dividend equivalents on deferred stock units are credited to an interest-bearing account.

Stock Ownership Guidelines

        Each non-employee director is subject to our stock ownership guidelines. The stock ownership guidelines provide that, over a five-year period, each director should attain ownership in our common stock valued at $195,000 (three times the base annual director fee). Until they have reached their stock ownership requirement, each director must retain a portion of shares obtained through the deferral of fees, the vesting of restricted stock, or the exercise of stock options, if applicable. For these purposes, ownership includes stock held directly, unvested restricted stock and deferred stock units. At the end of fiscal 2011, all non-employee directors have achieved their ownership requirement other than Messrs. Brown and Manganello, who were elected in January 2010 and January 2011, respectively.

Fiscal 2011 Director Compensation

        The following table sets forth information concerning the fiscal 2011 compensation of our non-employee directors. Our directors did not receive any option awards, did not have any non-equity incentive plan compensation, and did not have any earnings in a nonqualified deferred compensation plan in excess of the applicable federal rate.

Name	Fees Earned or Paid in Cash(1)	Stock Awards (2)(3)	All Other Compensation (4)	Total
J. Veronica Biggins	$66,750	$50,000	$1,532	$118,282
Ronald D. Brown	70,000	50,000	350	120,350
O. B. Grayson Hall, Jr.	66,750	50,000	1,796	118,546
Timothy M. Manganello(5)	37,130	50,000	54	87,184
Sidney J. Nurkin	77,667	50,000	1,532	129,199
Joseph Squicciarino	79,208	50,000	1,532	130,740
Timothy T. Tevens	66,000	50,000	1,478	117,478

(1)
All fees earned in fiscal 2011 were paid or deferred as shown below. Share units are determined by dividing the deferred fees by the closing price of our common stock on the date of deferral.

	Fees Deferred into Deferred Compensation Plan as Stock Units
			Paid in Cash
	$	#
Biggins	$32,500	1,742	$34,250
Brown	32,500	1,742	37,500
Hall	66,750	3,580	-0-
Manganello	37,130	1,954	-0-
Nurkin	32,500	1,742	45,167
Squicciarino	32,500	1,742	46,708
Tevens	32,500	1,742	33,500
(2)
The amount reported represents the fair value of the restricted stock awarded to the non-employee directors in accordance with the provisions of FASB ASC Topic 718. The closing stock price of the Company's common stock on the date the awards were granted was $18.60, resulting in an award of 2,688 restricted shares to each director.
(3)
All equity awards were granted under the Zep Inc. 2010 Omnibus Incentive Plan. The aggregate number of shares of unvested restricted stock outstanding at August 31, 2011 for each director was: 5,191 for Ms. Biggins, 2,688 for Mr. Brown, 6,223 for Mr. Hall, 2,688 for Mr. Manganello, 5,191 for Mr. Nurkin, 5,191 for Mr. Squicciarino, and 5,191 for Mr. Tevens.
(4)
The amounts shown include dividends paid and dividend equivalents accrued to each of the non-employee directors for unvested restricted stock and share units held in the non-employee directors' deferred compensation plan.
(5)
Mr. Manganello, who became a director on January 6, 2011, received a pro-rated annual director fee during fiscal 2011.

ITEM 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

        This year, the Company is seeking an advisory vote of the stockholders on the compensation of the Company's named executive officers (commonly referred to as "say-on-pay") as described in the "Compensation Discussion and Analysis" section of this Proxy Statement, the tabular disclosure regarding named executive officer compensation and the narrative description accompanying such disclosure. This vote is advisory only, meaning it is not binding on the Company; however the Board and Compensation Committee will review and carefully consider the results when evaluating future compensation decisions.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR"
APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION PROGRAM

        We encourage stockholders to review the section entitled, "Compensation Discussion and Analysis," which describes our compensation program in detail. Our compensation program is designed to attract and retain capable executives and to recognize and reward superior performance that will reward executives who create value for our stockholders. The Compensation Committee believes that the Company's compensation program and practices reflect a pay-for-performance philosophy designed to maximize alignment with our stockholders' long-term interests.

Performance Focused:    We believe that our compensation program rewards our executives consistent with the Company's performance. As outlined in the "Compensation Discussion and Analysis," the named executive officers' performance-based annual cash incentives are earned based on the achievement of key financial metrics as well as individual performance. A component of our long-term incentive program is performance-based stock awards, which are earned based on the achievement of stock price appreciation targets. The Company's fiscal 2011 performance reflects the challenges that the Company continues to face in the current economic environment and the compensation earned by those named executive officers who were employed for all of both fiscal 2010 and 2011 is substantially less in fiscal 2011 than it was in fiscal 2010. The Company believes that the selection of metrics for our compensation programs that are related to the long-term strategic goals of the business will drive the actions of our executives, resulting in superior financial results, which will, in turn, create value for our stockholders now and in the future.

Compensation Elements:

  •
  Our program is comprised of the following elements: (1) base salaries; (2) performance-based annual incentives; (3) long-term incentives; and (4) retirement benefits. The performance-based annual incentive and long-term incentive components of our compensation program reflect the pay-for-performance philosophy that underscores the Company's overall compensation strategy. As a result a significant portion of the named executive officer's total compensation is at-risk.

  •
  Performance-based annual incentives are paid only upon the achievement of measurable Company financial performance metrics. The total incentive opportunity, which includes corporate performance, can then be adjusted based upon how well each named executive officer met his individual performance objectives.

  •
  Our long-term incentives consist of stock options, time-based restricted stock and performance stock awards. The value of the stock options and performance stock awards depend on the increase in the value of the Company's stock, which serves to encourage achievement of long-term value creation, thereby benefiting all of our stockholders.

  •
  We believe we have an appropriate mix of short- and long-term compensation based on balanced performance metrics, which align our compensation programs with the interests of our stockholders.

  •
  Our Company provides only one perquisite to our named executive officers at this time; reimbursement to certain of our named executive officers for an annual physical examination. We believe that encouraging our executives to monitor their health is important not only for themselves, but also for the Company and our stockholders. We do not provide a tax gross-up for this perquisite.

  •
  The Company has not entered into any new agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control. The Company has two pre-existing employment contracts, entered into at the time the Company spun off from its parent in 2007, which include excise tax gross-ups under certain circumstances regarding a change in control. In addition, all of our change in control payments are subject to a double-trigger.

  •
  We have stock ownership guidelines for officers.

  •
  There is an effective level of corporate governance over our compensation programs, as all of our Compensation Committee members are independent, and the Committee retains an independent compensation consultant to conduct annual reviews of executive compensation and provide advice on best practices.

  •
  The Compensation Committee, in consultation with its independent compensation consultant and with the assistance of management, annually reviews the Company's compensation policies and practices to ensure that they do not create excessive risks.

The Board endorses the Company's executive compensation program and recommends that the stockholders vote in favor of the following resolution:

    RESOLVED, that the stockholders approve the compensation of the Company's named executive officers as disclosed pursuant to Item 402 of SEC Regulation S-K, including that described under the "Compensation Discussion and Analysis" section, as well as the accompanying compensation tables and the related narrative disclosure, in this proxy statement.

 EXECUTIVE OFFICERS

        Executive officers are elected annually by the Board and serve at the discretion of the Board. John K. Morgan serves as a Director and as an executive officer. His business experience is discussed above in "Item 1—Election of Directors."

        Other executive officers as of the date of this Proxy Statement are:

Name / Title / Age	Position with Zep and Principal Business Affiliation During Past Five Years
Mark R. Bachmann Executive Vice President and Chief Financial Officer Age: 53	Mr. Bachmann is our Executive Vice President and Chief Financial Officer, a position he has held since October 2007. He served Acuity Specialty Products, a subsidiary of Acuity Brands prior to our spin-off in November 2007, as Executive Vice President and Chief Financial Officer from November 2005 to October 2007, as Executive Vice President, Business Transformation from November 2004 to October 2005, and as Executive Vice President of Supply Chain from July 2003 to October 2004. Mr. Bachmann served as President of Enforcer Products from January 2000 to July 2003.
Robert P. Collins Vice President and Chief Administrative Officer Age: 58
Mr. Collins is our Vice President and Chief Administrative Officer, a position he has held since November 2008. He previously served as our Vice President and Chief People Officer, from October 2007 until November 2008. In September 2007, he joined Acuity Specialty Products, a subsidiary of Acuity Brands prior to our spin-off in November 2007. Mr. Collins most recently served as a Corporate Vice President and Chief Human Resources Officer for Serologicals Corporation from August 2001 to October 2006. Prior to Serologicals Corporation, he was a partner with Ray & Berndtson, an executive search and human resources firm, from April 2000 to August 2001.
Jeffrey L. Fleck Vice President and Chief Supply Chain Officer Age: 41
Mr. Fleck is our Vice President and Chief Supply Chain Officer, a position he has held since September 2010. He most recently served as Senior Director of International Supply Chain of The Clorox Company (Clorox) from February 2009 through September 2010. Prior to that, he served Clorox from August 1999 to February 2009 in such capacities as Director of Global Supply Chain Strategy, Director of Supply Chain, Director of Manufacturing and Plant Manager. Prior to his tenure at Clorox, Mr. Fleck served in various operations roles at American Home Products from October 1997 to August 1999 and Cargill Incorporated from May 1992 to September 1997.
Philip A. Theodore Vice President, General Counsel and Corporate Secretary Age: 58
Mr. Theodore is our Vice President, General Counsel and Secretary, a position he has held since July 2010. Prior to joining the Company, he served as Vice President of Corporate Development, Compliance, and Legal for BioReliance, Inc. from September 2008 to April 2009; as Senior Vice President and General Counsel of John H. Harland Company from September 2006 to September 2007; and as Vice President, General Counsel and Corporate Secretary of Serologicals Corporation from 2004 through August 2006. Mr. Theodore also served as a Partner in the Corporate Practice of King & Spalding, LLP, an Atlanta-based law firm, from 1986 through 2003.

COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis (CD&A) describes the key principles and elements of our executive compensation program. For purposes of this CD&A, our named executive officers for fiscal 2011 were Messrs. Morgan, Bachmann, Collins, Fleck and Theodore.

Compensation Philosophy

        Our philosophy is to compensate management and other key associates in a performance-based environment, through a combination of base salary and variable incentive compensation dependent on the Company's performance as well as the performance of each individual named executive officer. Total compensation opportunity is targeted to the competitive 50th percentile, with performance-based annual and long-term incentive programs designed to reward participants commensurate with the Company's and the individual's performance. Our incentive programs are structured so that payments are not earned if minimum performance thresholds are not achieved, and upper quartile compensation is earned only if warranted by exceptional Company and individual performance. Management is focused on creating a strong organization that enhances the value of our stockholders' investments. Our executive compensation program is guided by the following principles, which are intended to support the Company's pay-for-performance philosophy:

  •
  Total compensation programs should be designed to strengthen the relationship between pay and performance, with a resulting emphasis on variable, rather than fixed, forms of compensation;

  •
  Compensation should generally increase with position and responsibility. Total compensation should be higher for individuals with greater responsibility and greater ability to influence the Company's results;

  •
  Total compensation opportunities should be in line with companies of similar size, industry and complexity;

  •
  Management should focus on the long-term interests of stockholders; and

  •
  Incentive programs should not encourage excessive risk taking.

        The executive compensation program is designed to:

  •
  Attract and retain executives by providing a competitive reward and recognition program that is driven by our success;

  •
  Provide rewards to executives who create value for stockholders;

  •
  Consistently recognize and reward superior performers, measured by achievement of results and demonstration of desired behaviors; and

  •
  Provide a framework for the fair and consistent administration of pay policies.

Role of Compensation Consultants

        Under its charter, the Compensation Committee is authorized to engage outside advisors at the Company's expense. In fiscal 2011, the Compensation Committee retained the services of James F. Reda & Associates (Reda), an independent executive compensation consulting firm, to advise the committee regarding compensation of its named executive officers and non-employee directors as well as other compensation-related matters. Reda does not perform other services for the Company without the approval of the Compensation Committee.

        During fiscal 2011, Reda provided us with an update of the competitive market analysis of base salary, annual bonus and long-term incentives for our named executive officers that was conducted in fiscal 2010. In addition, Reda reviewed the non-employee director competitive market study that it conducted in fiscal 2010 and recommended that no changes were necessary for fiscal 2011. Reda also assisted with the annual review of our current annual and long-term incentive programs (described in the sections entitled "Performance-Based Annual Incentives" and "Long-Term Incentives," respectively), assisted the Committee with compensation recommendations for Mr. Morgan and the other named executive officers, provided input into our fiscal 2011 compensation risk assessment, and reviewed our CD&A and related compensation tables.

Targeted Compensation Levels

        The total direct compensation opportunities (base salary and annual and long-term incentives) offered to our named executive officers were designed to be competitive with market practices, to support our executive recruitment and retention objectives, and to be internally equitable among executives. Actual pay may vary above or below target levels based on Company and individual performance relative to the goals set forth in our short- and long-term incentive plans.

        In determining total compensation opportunities, the Compensation Committee considers:

  •
  Competitive compensation information and input provided by Reda;

  •
  The Board's performance evaluation of the chief executive officer; and

  •
  The chief executive officer's performance review and recommendation for each of the other named executive officers.

Competitive Benchmarking, Including Peer Group Analysis

        For named executive officers, we compare total compensation opportunities to competitive benchmarks. During fiscal 2010, Reda performed a competitive total compensation market study. Both published and private executive compensation surveys were utilized, as well as peer company data contained in publicly availably proxy statements. The data obtained from these multiple sources was blended to form competitive benchmarks for our executives. The market data provides competitive benchmarks for positions with comparable responsibilities at similar-sized chemical companies, chemical-related manufacturing companies and distribution companies.

        For purposes of the study, Reda compiled a list of peer companies from similar industries and with similar market capitalization and revenues. These companies are representative of the companies with whom we compete for business and executive talent, and generally represent annual revenues ranging from approximately one-third to three times our annual revenue size. In fiscal 2010, three distribution companies were added to the peer group to reflect the Company's increased focus on the distribution portion of our business. The Compensation Committee reviewed and approved the peer companies recommended, which are listed below.

• A.M. Castle & Co.	• Minerals Technologies Inc.
• BlueLinx Holdings Inc.	• OM Group, Inc.
• Calgon Carbon Corporation	• OMNOVA Solutions Inc.
• Innophos Holdings, Inc.	• Penford Corporation
• Innospec Inc.	• Quaker Chemical Corp.
• Interline Brands Inc.	• Sensient Technologies Corporation
• Landec Corporation	• Stepan Company
• LSB Industries, Inc.	• Tennant Company
• Material Sciences Corporation	• WD-40 Company

        In fiscal 2011, we did not conduct a new compensation study. Instead, we asked Reda to update the 2010 data based on current trends including 2011 and projected 2012 salary increases, changes in target bonus percentages, and long-term incentive values as compared to the prior year. Based on this information, we recommended fiscal 2012 compensation amounts to the Compensation Committee. We intend to conduct our next compensation study in fiscal 2012 and to review and revise the peer group at that time.

Weighting of Compensation Elements

        The Compensation Committee determines the mix, value and weightings of each of the compensation elements by considering the competitive market data described above. The Compensation Committee has established a framework to assure that a significant portion of overall target total compensation is at risk for senior executives. In establishing this framework, the Compensation Committee also ensures that we have the appropriate balance between short- and long-term compensation. Actual amounts earned depend on actual performance of the Company and the individual.

Elements of Executive Compensation

        We use several compensation elements in our executive compensation program, including:

  •
  Base salary,

  •
  Performance-based annual cash incentives,

  •
  Long-term incentives, and

  •
  Retirement benefits.

        In the following table, we describe the objectives of each element of our compensation program:

Element of Compensation	Objective
Base Salary	• Provide a competitive level of secure cash compensation;
• Reward individual performance, level of experience and responsibility; and
• Attract and retain management talent.
Performance-Based	• Provide a variable pay opportunity based on annual performance; and
Annual Incentives	• Reward individual performance and Company performance.
Long-Term Incentives	• Provide a variable pay opportunity based on long-term performance;
• Reward overall Company performance as evidenced through stock price increases;
• Align interests of executives with interests of stockholders; and
• Retain management talent.
Retirement	• Provide competitive retirement benefits; and
• Attract and retain management talent.

  Base Salary

        Base salary is designed to attract talented executives and provide them with a competitive base level of compensation in consideration for the services they perform. Similar to all other employees, base salaries for executives are targeted at approximately the 50th percentile of the market. The Compensation Committee annually reviews and determines the base salaries of the chief executive officer and of our other named executive officers, as recommended by the chief executive officer, based on a variety of factors, including individual performance, experience, internal pay equity/consistency and critical skill needs. Base salaries are also reviewed in connection with promotions and other significant changes in responsibilities.

        Based on the compensation review discussed above, the Company's competitive posture for fiscal 2011 salaries varied by position, but overall was consistent with our stated pay philosophy. The base salary for two of our named executive officers was below market, but this was primarily due to the fact that the executives recently joined the Company.

  Performance-Based Annual Incentives

        Performance-based annual incentive compensation is a key component of our executive compensation strategy. The annual incentive award is payable in cash under the annual management incentive compensation plan (the Management Incentive Compensation Plan). The Management Incentive Compensation Plan is a Cash-Based Incentive Award established pursuant to our 2010 Omnibus Incentive Plan, which was approved by stockholders in January 2010 (see "Fiscal 2011 Grants of Plan-Based Awards"). The Management Incentive Compensation Plan is designed to motivate named executive officers to attain specific short-term performance goals that, in turn, support the Company's long-term objectives.

        The Company targets annual bonus opportunities at the 50th percentile based on competitive benchmarks, with flexibility to make payments above or below target according to Company and individual performance. Based on the compensation review discussed above, the Compensation Committee believes that the selected targeted amounts are internally aligned in a consistent manner and our competitive posture is in line with market opportunities. Mr. Morgan's annual incentive target as a percentage of salary is slightly above market.

        At the start of each fiscal year, an annual incentive target, stated as a percentage of base salary, is determined for each participant. For fiscal 2011, target awards ranged from 40% to 85% of base salary for the named executive officers. In addition, corporate financial goals and individual performance goals are established for each named executive officer. At the end of the fiscal year, earned amounts are determined based on the achievement of results against those goals, subject to the application of negative discretion by the Compensation Committee.

  Financial Performance (Company Performance Factor)

        The performance measures and performance level required for fiscal 2011 awards were established by the Compensation Committee and ratified by the Board within the first 90 days of the fiscal year. The Compensation Committee determined the financial metrics and established the threshold, target and maximum performance levels. Performance against the goals determines payouts, with earned amounts interpolated between points when actual financial performance falls between performance benchmarks.

        The Compensation Committee carefully considers the state of the business and the financial measures that are most likely to focus the participants, including the named executive officers, on making decisions that deliver short-term results aligned with long-term goals. The Committee considers management's recommendations regarding the appropriate financial measures, which are chosen from an array of measures included in the 2010 Omnibus Incentive Plan.

        The financial measures set forth below, some of which differ from the financial measures used in fiscal 2010, were selected by the Compensation Committee to better reflect the alignment of the named executive officers' compensation with the long-term financial objectives of the Company. The Compensation Committee will assess annually the appropriateness of the performance criteria and select each year's performance criteria based on that assessment.

        The Company's financial performance determines the total dollar amount available for annual awards for all eligible associates, including the named executive officers. For purposes of Section 162(m) of the Code (Section 162(m)) covering tax deductibility (see "Tax Deductibility Policy"), financial performance determines a maximum incentive amount to fund the bonus pool for the named executive officers. For fiscal 2011, the maximum incentive amount ranged from 0% to 400% of the target bonus opportunity. Under the terms of the 2010 Omnibus Incentive Plan, the maximum incentive amount for any named executive officer may not exceed $4 million in any fiscal year. Based on the Committee's individual performance evaluations, negative discretion may be applied in accordance with Section 162(m) to preserve tax deductibility. If threshold performance is not achieved, then that portion of the bonus pool is not funded. The fiscal 2011 performance criteria are stated in the following table:

Objective	Weighting	Threshold	Target	Maximum
Net income ($mm)	50%	$24.0	$30.2	$37.2
EBITDA margin	25%	8.9%	10.3%	11.7%
Free cash flow ($mm)	25%	$21.6	$27.1	$39.4

  Individual Performance (Personal Performance Factor)

        Individual performance is evaluated after the end of the fiscal year by (1) comparing actual performance to daily job responsibilities and pre-established individual objectives, and (2) considering, on a qualitative basis, whether the individual's performance reflects our corporate values and business philosophies. The Compensation Committee assesses the performance of the chief executive officer in relation to agreed-upon individual objectives. The chief executive officer conducts a similar assessment for the other named executive officers.

        Individual performance goals are intended to motivate our executive team to build an efficient and profitable organization. Key performance criteria specific to each executive's functional area (enterprise-wide for Mr. Morgan) that impact compensation opportunities include, but may not be limited to:

  •
  Critical financial metrics (e.g., cash flow, revenue growth, profitability and cost savings);

  •
  Strategic results-oriented business objectives;

  •
  Development and achievement of key performance indicators; and

  •
  Promoting the Company's core values by creating a culture of integrity through effective leadership.

        At the end of each fiscal year, each named executive officer is given an individual performance management process (PMP) rating, which is translated to a personal performance factor (PPF). The following table summarizes PMP ratings and PPF guideline ranges:

	Range of PPF
PMP Rating	Minimum	Maximum
4.25 – 5.00 (Superior)	110%	150%
3.50 – 4.24 (Exceeds Expectations)	100%	130%
2.75 – 3.49 (Meets Expectations)	70%	110%
1.75 – 2.74 (Needs Improvement)	0%	70%
1.00 – 1.74 (Unacceptable)	0%	0%

        In determining the PPF, the Compensation Committee applies its qualitative judgment after a comprehensive review of individual performance, including consideration of key performance criteria listed below. The Compensation Committee does not use any formulas or pre-established weightings in connection with this review.

        For the chief executive officer, the independent directors each evaluated Mr. Morgan's performance against the pre-established performance criteria. Using the information provided through the evaluation process, the Compensation Committee then selects the precise payout percentage within the PPF range. For the other named executive officers, the Compensation Committee reviews the recommendations of the chief executive officer, with calibrations made across comparable positions to achieve consistency of the percentages selected.

  Awards Earned Based on Fiscal 2011 Performance

        Financial performance under each category and the calculation of the Company's performance factor (after application of negative discretion at 50%) is summarized as follows:

Objective	Weighting	Target	Actual*	Funding %	Weighted % Earned
Net income ($mm)	50%	$30.2	$24.0	0%	0.0%
EBITDA margin	25%	10.3%	8.9%	0.6%	0.1%
Free cash flow ($mm)	25%	$27.1	$30.3	254%	31.8%

Company Performance Factor					31.9%

  *
  Actual results adjusted to reflect non-recurring restructuring costs not fully recovered in fiscal 2011, acquisition and integration costs, expenses related to a California lawsuit, expenses related an environmental matter, the write-off of an asset, and the exchange rate impact on working capital.

        Individual performance ratings are summarized as follows:

  •
  Chief executive officer:  The Compensation Committee's individual performance evaluation included factors such as financial results, leadership, strategic planning, communications with stockholders and the investment community and Board relations. Mr. Morgan demonstrated exceptional leadership abilities, exhibited skills as an effective communicator and long-term strategic visionary for the Company. The independent members of the Board evaluated his PMP Rating as "Exceeds Expectations."

  •
  Other named executive officers:  Performance evaluations ranged from "Meets Expectations" to "Exceeds Expectations" for the remaining named executive officers after an assessment of their individual performance against key individual performance criteria. These evaluations were based on the qualitative judgment of the chief executive officer in conjunction with input from the Compensation Committee, were unique to each executive, and were made without any formulas or pre-established weightings.

        The actual 2011 annual incentive award for each named executive officer was determined as follows:

Base Salary Paid × Bonus Target % × Company Performance Factor % × PPF %

        The actual PPF ratings were adjusted by the Compensation Committee or Mr. Morgan, as they deemed appropriate, to adjust the bonus amount calculated based on Company performance. Final incentive payments are disclosed under the heading "Non-Equity Incentive Plan Compensation" in the "Fiscal 2011 Summary Compensation Table."

  Long-Term Incentives

        Long-term incentive compensation is a key component of our executive compensation strategy. Equity incentive awards generally are granted on an annual basis, with award levels based on target percentages established for each participant and then adjusted for individual performance as appropriate. Grants are not guaranteed each year, but are made at the discretion of the Compensation Committee. Fiscal 2011 awards were made under the 2010 Omnibus Incentive Plan.

        The Company targets long-term incentive opportunities at the 50th percentile, with flexibility to make grants above or below target according to individual performance. Based on the compensation review discussed above, targeted amounts are at market, in total, for the named executive officers. Some of our named executive officers have targets that are somewhat below market, yet are consistent with our internal alignment for long-term incentive and total compensation opportunities. Mr. Morgan's long-term incentive opportunity is slightly above the 50th percentile. However, this competitive standing is consistent with our objective to achieve total compensation opportunities that are more heavily weighted on performance-based elements than base salary. With an above-market long-term incentive opportunity combined with an at market annual cash compensation opportunity, Mr. Morgan's total compensation package is within the market range.

        At the beginning of each fiscal year, a long-term target, stated as a percentage of base salary, is determined for each participant. As discussed previously, these targets can be adjusted based on assessment of individual performance. Final award values are then converted into a combination of stock options, performance stock and/or restricted stock, as determined by the Compensation Committee.

        Prior to the start of each fiscal year, we conduct a review of our long-term incentive program, which includes the following:

  •
  analysis of long-term incentive programs used by our peer companies;

  •
  review of current and emerging trends in equity compensation plans, including programs used by companies in various other industries; and

  •
  discussion of our current goals and future strategy, including expectations of stockholders, and the consideration of feedback from management, current participants, and our Board.

        Based on this review, the Compensation Committee determined that the program for the named executive officers would be as follows for fiscal 2011:

  •
  25% of the value would be provided in the form of stock options;

  •
  25% of the value would be provided in the form of performance stock which could be earned based on the attainment of stock price targets and service for a specified period of time;

  •
  50% of the value would be provided in the form of restricted stock; and

  •
  The actual size of each individual's grant was based primarily on the target opportunity level assigned to each participant. Target award levels ranged from 60% to 175% of base salary for named executive officers. However, the Compensation Committee had discretion to modify these amounts for the chief executive officer and the chief executive officer had discretion to modify the amounts for the other named executive officers if individual performance warranted such an adjustment. These adjustments could result in actual grant levels above or below the target level.

  Stock Options

        Stock options are included as part of our annual long-term incentive program because they align the interests of the recipients with those of our stockholders. Unless the price of a share of our common stock increases from the date of grant, the participant does not realize any value from the award. Stock options granted to our executives will vest in four equal installments beginning one year after the date of grant and have a term of ten years from the date of grant.

  Performance Stock Awards

        In addition to stock options, performance stock awards subject to both a performance condition and the passage of time were granted to our named executive officers in fiscal 2011. The performance condition selected for these awards was the achievement of certain stock appreciation targets, as described below.

        Each performance stock award will vest in 25% increments upon the achievement of the stock price targets (set forth in the table below) (each a Stock Appreciation Target) and a specified target date (Target Date) as set forth opposite the specified Stock Appreciation Target.

Stock Appreciation Targets	Target Date
$19.06	October 5, 2011
$20.29	October 5, 2012
$22.06	October 5, 2013
$23.82	October 5, 2014

        The Stock Appreciation Targets may be met, as outlined below, at any time during the four-year period beginning on the grant date and ending on the last Target Date. If, upon the final Target Date, some or all of the Stock Appreciation Targets have not been achieved, the then unvested shares of Performance Stock will become fully vested as of the final Target Date if the Company's stock price over the four-year period following the grant date is at or above the return for the Russell 2000 Index over the same four-year period. Any shares of Performance Stock not otherwise deemed to be vested at October 5, 2014 in accordance with the terms of the Performance Stock Award Agreement will immediately be forfeited. Upon the achievement of each Stock Appreciation Target, the recipient will be entitled to receive dividends or similar distributions on, and be entitled to vote, the shares of common stock underlying the corresponding tranche of the Performance Stock.

        Achievement of a particular Stock Appreciation Target is deemed to occur when the average closing price of the Company's common stock on the NYSE for twenty (20) consecutive trading days, on a rolling basis, equals or exceeds the particular Stock Appreciation Target. In the event a Stock Appreciation Target is achieved prior to its corresponding Target Date, then that Stock Appreciation Target will be considered to have been met, regardless of changes in the Company's common stock price that may occur thereafter.

        The first Stock Appreciation Target was achieved during fiscal 2011. As a result, the receipt of the first tranche is now subject to the time-vesting requirements. The remaining three tranches have yet to meet their respective Stock Appreciation Targets or Target Dates.

  Restricted Stock

        Restricted stock is included as part of our annual long-term incentive program because it facilitates retention of our named executive officers. Restricted stock granted to our named executive officers vests in four equal installments beginning one year after the date of grant and earns dividends during the vesting period at a rate equivalent to the dividends paid to other common stockholders.

  New Hire Awards

        The Compensation Committee has the ability to make additional grants to newly hired officers, including named executive officers. During fiscal 2011, the Compensation Committee awarded Mr. Jeffrey L. Fleck a grant of 8,385 restricted shares, with a grant date value of $150,000 in connection with his appointment as an executive officer in September 2010.

  Stock Matching Program

        The Company has a stock matching program (the Stock Matching Program) that is available for certain officers of the Company (each, a Stock Match Participant). During fiscal 2011, Mr. Fleck, who is a named executive officer, was designated as a Stock Match Participant. Pursuant to the Stock Matching Program, the Company will grant to each Stock Match Participant one or more restricted stock awards (the Awards) in an amount that is equal to the number of shares of the Company's common stock purchased by such Stock Match Participant in the open market during a one year period. Each Stock Match Participant is limited to three transactions on the open market for which he or she may receive Awards. The aggregate value of the Awards made to each Stock Match Participant cannot exceed the value approved by the Compensation Committee. The Awards, when granted, will vest in either three or four substantially equal annual installments beginning on the first anniversary of the grant date.

  Equity Award Grant Practices

        Annual equity awards are considered for approval by the Compensation Committee and the Board as soon as practical after the beginning of each fiscal year. The chief executive officer may make interim equity awards to associates that are not named executive officers from previously approved discretionary pools on the first business day of each fiscal quarter based on prescribed criteria established by the Compensation

Committee. We do not time the granting of equity awards to the disclosure of material information or to the fluctuation in the market value of the Company's common stock.

  Executive Perquisite

        The Compensation Committee approved annual reimbursement to certain named executive officers for annual physical examinations that are required by the Company. This reimbursement feature is not offered to the other associates of the Company and, therefore, is deemed a perquisite. Messrs. Morgan, Bachmann, Collins and Theodore received reimbursement under this program during fiscal 2011. Amounts reimbursed to the named executive officers for this perquisite are not grossed up.

  Deferred Compensation Plan

        We provide retirement benefits under a deferred compensation plan as described in "Fiscal 2011 Nonqualified Deferred Compensation." The plan is designed to provide eligible participants an opportunity to defer compensation on a tax effective basis. Under certain plan provisions, we make contributions to participants' accounts as reflected in the table.

        Mr. Morgan previously participated in the Acuity Brands 2002 Supplemental Executive Retirement Plan (the Acuity 2002 SERP). This benefit was frozen effective with our spin-off from Acuity Brands, Inc. (Acuity Brands) in October 2007, Mr. Morgan will be credited annually with an amount in the deferred compensation plan equal to a benefit of actuarial equivalent present value to the additional annual benefit he would have earned under the Acuity 2002 SERP had he remained employed as an executive officer by Acuity Brands and continued to be covered under the Acuity 2002 SERP.

        Mr. Bachmann previously participated in an Acuity Brands pension plan that was frozen prior to our spin-off from Acuity Brands. Mr. Bachmann will be credited annually with an amount in the deferred compensation plan that represents the increase in the actuarial present value of his benefit at age 65 under the frozen pension plan.

        We maintain a defined contribution 401(k) plan that covers associates, including the named executive officers. The 401(k) plan provides for employee pre-tax contributions and discretionary employer matching contributions for named executive officers at the same level as other employees of the Company. Matching contributions equal 50% of employee contributions up to a maximum of 6% of base compensation (for a total matching contribution of 3%). The Company has the right to change the level of matching contributions at any time.

        We do not offer a defined benefit pension plan or other supplemental retirement plan to our named executive officers.

Change in Control Agreements

        We have change in control agreements with Messrs. Morgan, Bachmann, Collins and Theodore that provide for separation payments and benefits, consistent with market practices among our peer companies, upon qualifying terminations of employment in connection with a change in control of the Company. The Board intends for the change in control agreements to provide our named executive officers some measure of security against the possibility of employment loss that may result following a change in control in order that they may devote their energies to meeting the business objectives and needs of the Company and our stockholders. For additional information on these change in control agreements, see the section entitled, "Summary of Change in Control Agreements."

Severance Agreements

        Each of our named executive officers has a severance agreement. The severance agreements contain restrictive covenants with respect to confidentiality, non-solicitation and non-competition, and are subject to the execution of a release. We will pay reasonable legal fees and related expenses incurred by an executive who is successful to a significant extent in enforcing his rights under his severance agreement. The severance agreements are effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party, in which case they will continue for two years after the notice of termination or for three years following a change in control. For additional information on these severance agreements, see the section entitled, "Summary of Severance Agreements."

Stock Ownership Guidelines

        Our named executive officers are subject to stock ownership guidelines. The stock ownership guidelines provide that, over a five-year period, the chief executive officer will attain ownership of our common stock valued at three times his annual base salary and that Messrs. Bachmann, Collins, Fleck and Theodore will attain ownership of our common stock valued at two times their annual base salaries. Our named executive officers are subject to a share retention requirement until such time as they achieve their individual share ownership level. The share retention requirement calls for retention of a portion of the shares obtained through the exercise of stock options or the vesting of restricted stock. As of August 31, 2011, the share ownership of Messrs. Morgan, Bachmann, Collins and Theodore exceeded their respective ownership levels. Mr. Fleck (hired in September 2010) is on track to meet his ownership level within the five-year period. For these purposes, ownership includes stock held directly, interests in restricted stock, performance stock that has achieved performance targets, deferred stock units and investments in our stock through our 401(k) plan. Stock options are not taken into consideration in meeting the share ownership levels.

        These guidelines are intended to ensure that our named executive officers maintain an equity interest in our Company at a level sufficient to assure our stockholders of their commitment to value creation, while addressing their individual needs for portfolio diversification.

Tax Deductibility Policy

        Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation to $1 million per year for the chief executive officer and the three other highest-paid named executive officers, other than the chief financial officer, unless the compensation qualifies as "performance-based." While we do not design compensation programs solely for tax purposes, we strive to design our programs to be tax efficient, where possible. We have structured our annual incentive plan and our long-term incentive plan to qualify as "performance-based" so that awards under these programs will be fully deductible for income tax purposes with the exception of restricted stock.

Role of Executive Officers

        As discussed above, the chief executive officer reports to the Compensation Committee on his evaluations of the other named executive officers. He makes compensation recommendations with respect to their base salary, merit increases and annual and long-term incentives, along with input from the chief administrative officer, who is the top-level human resources executive at the Company. The chief financial officer evaluates the financial implications of any proposed Compensation Committee action.

REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee has reviewed and discussed with management the preceding Compensation Discussion and Analysis section of this Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

The Compensation Committee
Ronald D. Brown, Chairman J. Veronica Biggins Timothy M. Manganello Sidney J. Nurkin

EXECUTIVE COMPENSATION TABLES

        The tables below contain information concerning compensation for our named executive officers. The compensation and benefits provided to our named executive officers was determined based on compensation policies, programs and procedures established by our Compensation Committee.

Fiscal 2011 Summary Compensation Table

        The following table presents information concerning compensation paid to the named executive officers during fiscal years 2011, 2010 and 2009. None of our named executive officers received earnings in excess of the applicable federal long-term rate in either a pension plan or nonqualified deferred compensation plan.

Name and Principal Position	Year	Salary		Bonus		Stock Awards(1)	Option Awards(1)	Non- Equity Incentive Plan Compen- sation(2)	All Other Compen- sation(3)	Total
John K. Morgan	2011	$604,231		$-0-		$820,730	$273,438	$163,716	$289,562	$2,151,677
Chairman, President and	2010	541,500		-0-		426,078	638,402	470,000	188,444	2,264,424
Chief Executive Officer	2009	478,462	(4)	88,825	(5)	450,027	1,049,993	119,850	358,469	2,545,626
Mark R. Bachmann	2011	309,808		-0-		187,594	62,502	49,378	72,732	682,014
Executive Vice President and	2010	296,434		-0-		96,104	144,002	181,245	30,645	748,430
Chief Financial Officer	2009	290,053		30,317	(5)	74,946	175,008	40,885	63,605	674,814
Robert P. Collins	2011	261,154		-0-		187,594	62,502	37,461	43,774	592,485
Vice President and Chief	2010	229,577		-0-		307,546	105,001	126,344	16,045	784,513
Administrative Officer	2009	220,000		20,695	(5)	74,946	175,008	27,910	29,243	547,802
Jeffrey L. Fleck(6)	2011	216,731		-0-		262,554	37,498	27,634	6,144	550,561
Vice President and Chief
Supply Chain Officer
Philip A. Theodore(6)	2011	225,000		-0-		112,546	37,498	28,688	14,414	418,146
Vice President, General	2010	21,635		-0-		244,718	-0-	-0-	55	266,408
Counsel and Secretary

(1)
The values for equity-based awards in this column represent the fair value of awards received in each of fiscal years 2011, 2010 and 2009. Awards in fiscal 2011 consisted of stock options, time-vested restricted stock and performance stock; awards in fiscal 2010 consisted of stock options and performance stock; and awards in fiscal 2009 consisted of stock options and restricted stock. For fiscal 2010, amounts shown for Messrs. Collins and Theodore also include time-vested restricted stock awards received in conjunction with a matching stock program valued at $237,465 for Mr. Collins and $219,720 for Mr. Theodore. The assumptions used to value stock option awards and performance stock awards can be found in Note 7 of the Notes to Consolidated and Combined Financial Statements included in the Company's Form 10-K for the fiscal year ended August 31, 2011. Restricted stock awards were valued at the closing price of the Company's common stock on the NYSE on the relevant grant dates.
(2)
Represents incentive payments made to the named executive officers under the applicable annual incentive compensation plan. For a discussion of the fiscal 2011 Management Incentive Compensation Plan, see "Compensation Discussion and Analysis." For a

  discussion of the fiscal 2010 Annual Incentive Plan, see "Compensation Discussion and Analysis" in the Company's Proxy Statement for fiscal 2010. For a discussion of the fiscal 2009 Annual Incentive Plan, see "Compensation Discussion and Analysis" in the Company's Proxy Statement for fiscal 2009.

(3)
The amounts shown for fiscal 2011 include Company contributions to our 401(k) plan, each of which was less than $10,000; amounts paid on behalf of Messrs. Morgan, Bachmann, Collins and Theodore for mandatory annual physicals, each of which was less than $10,000; dividends paid on unvested restricted and/or performance stock awards, each of which were less than $10,000, except for Mr. Morgan, who received $11,008; dividend equivalents accrued on share units held in our deferred compensation plan, each of which were less than $10,000; and Company contributions to our deferred compensation plan as follows: $264,768 for Mr. Morgan, including $161,332 for his SERP make-up contribution; $61,388 for Mr. Bachmann, including $13,272 for his Pension make-up contribution; $30,254 for Mr. Collins; $2,016 for Mr. Fleck; and $2,986 for Mr. Theodore. For a discussion of amounts shown for fiscal 2010, see "Fiscal 2010 Summary Compensation Table" in the Company's Proxy Statement for fiscal 2010. For a discussion of amounts shown for fiscal 2009, except for amounts associated with dividends paid on unvested restricted stock awards and dividend equivalents accrued on share units held in our deferred compensation plan, see "Fiscal 2009 Summary Compensation Table" in the Company's Proxy Statement for fiscal 2009. For fiscal 2009, dividends paid on unvested restricted stock were less than $10,000, except for Mr. Morgan, who received $18,988 in fiscal 2009. For fiscal year 2009, dividend equivalents accrued on share units held in our deferred compensation plan were less than $10,000.
(4)
The salary shown for Mr. Morgan during fiscal 2009 reflects the application of a voluntary decrease applied to his base salary from January 19, 2009 until August 24, 2009.
(5)
For a discussion of discretionary bonuses received by Messrs. Morgan, Bachmann and Collins during fiscal 2009, see "Discretionary Bonus Payments" in "Compensation Discussion and Analysis" of the Company's Proxy Statement for fiscal 2009.
(6)
Mr. Fleck joined the Company on September 13, 2010. Mr. Theodore joined the Company on July 19, 2010.

Fiscal 2011 Grants of Plan-Based Awards

        Equity awards and non-equity incentive awards are made to our associates in accordance with the provisions of the 2010 Omnibus Incentive Plan. The 2010 Omnibus Incentive Plan permits the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock and performance stock units and cash-based (non-equity) incentive awards. Generally, stock options awarded pursuant to the 2010 Omnibus Incentive Plan will be issued with exercise prices equal to the fair market value of our common stock on the date of the grant, will vest proportionately over a three- or four-year period, and will be exercisable for ten years from the grant date. Restricted stock and/or units and performance stock and/or units awarded under the 2010 Omnibus Incentive Plan will generally vest proportionally over a four-year period.

        The cash-based incentive awards for the named executive officers are administered pursuant to the Company's Management Incentive Compensation Plan, as described in "Compensation Discussion and Analysis" under the section entitled "Performance-Based Annual Incentives."

        The following table provides information about plan-based equity and non-equity incentive awards granted to the named executive officers during fiscal 2011.

			Estimated Possible Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)
		Committee Action Date if Different from Grant Date									Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5)
Name	Grant Date		Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)
John K. Morgan	—	—	$-0-	$796,875	$2,390,625
	10/5/10	—								39,829	$17.65	$273,438
	10/5/10	—				-0-	17,474	17,474				273,862
	10/5/10	—							30,984			546,868

Mark R. Bachmann	—	—	-0-	236,250	708,750
	10/5/10	—								9,104	17.65	62,502
	10/5/10	—				-0-	3,994	3,994				62,597
	10/5/10	—							7,082			124,997

Robert P. Collins	—	—	-0-	206,250	618,750
	10/5/10	—								9,104	17.65	62,502
	10/5/10	—				-0-	3,994	3,994				62,597
	10/5/10	—							7,082			124,997

Jeffrey L. Fleck	—	—	-0-	155,250	465,750
	10/5/10	—				-0-	2,396	2,396				37,551
	10/5/10	—								5,462	17.65	37,498
	10/5/10	—							4,249			74,995
	9/13/10	8/24/10							8,385			150,008

Philip A. Theodore	—	—	-0-	151,875	455,625
	10/5/10	—				-0-	2,396	2,396				37,551
	10/5/10	—								5,462	17.65	37,498
	10/5/10	—							4,249			74,995

(1)
These columns show the potential value of the payout for each named executive officer under the Management Incentive Compensation Plan if the threshold, target or maximum financial goals are achieved. The maximum value column assumes that each individual's personal performance factor is "exceptional" and that the Company met or exceeded the maximum financial goal for each performance measure. For a description of the Management Incentive Compensation Plan, see "Compensation Discussion and Analysis." For final award amounts, see the "Fiscal 2011 Summary Compensation Table."
(2)
These columns represent the potential payout of performance stock for each named executive under the Long-Term Incentive Program if each of the stock price appreciation targets are achieved. The maximum payout is limited to 100% of the shares granted. For a description of the Long-Term Incentive Program, see "Compensation Discussion and Analysis."
(3)
This column shows the number of shares of restricted stock granted in fiscal 2011 to the named executive officers. All of the awards vest ratably in four equal annual installments beginning one year from the grant date. Dividends are paid on the awards at the same rate as other outstanding common stock. Dividends are earned from grant date for restricted stock and from the achievement of stock appreciation targets for the performance stock and paid only when the underlying shares vest.
(4)
This column shows the number of stock options granted in fiscal 2011 to the named executive officers. All of the grants vest ratably in four equal annual installments beginning one year from the grant date.
(5)
This column shows the grant date fair value of the restricted stock, performance stock and stock option awards granted to the named executive officers in fiscal 2011 as determined in accordance with the provisions of FASB ASC Topic 718. The grant date fair value of restricted stock awards is calculated using the closing price of the Company's common stock on the NYSE on the grant date. The assumptions used to value option awards and performance stock in fiscal 2011 can be found in Note 7 of the Notes to Consolidated and Combined Financial Statements included in the Company's Form 10-K for the fiscal year ended August 31, 2011.

 Outstanding Equity Awards at Fiscal 2011 Year-End

        The following table provides information on the current holdings of stock options and stock awards by the named executive officers. This table includes unexercised and unvested option awards and unvested stock awards. Each equity grant is shown separately for each named executive officer. All options with grant dates prior to the spin-off of the Company from Acuity Brands in October 2007 were equitably adjusted after the spin-off to increase the number of shares subject to the option and to decrease the exercise price to maintain the same intrinsic value of the options. The vesting schedule for each grant is shown following the table, based on the option or stock award grant date. The option exercise prices shown below are the closing market price of our common stock on the NYSE on the grant date or an adjusted value for stock options granted prior to the spin-off.

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)
John K. Morgan	7/29/05	238,999	-0-	$9.77	7/28/15
	12/1/05	15,932	-0-	10.71	11/30/15
	11/14/07	248,797	82,933	12.52	11/13/17	11/14/07	24,960		$440,045
	9/29/08	97,014	97,016	17.47	9/28/18	9/29/08	12,880		227,074
	9/1/09	40,203	80,405	15.02	8/31/19	9/1/09	24,719		435,796
	10/05/10	-0-	39,829	17.65	10/4/20	10/5/11	35,353		623,273
						10/5/11		13,105	231,041

Mark R. Bachmann	12/18/03	47,644	-0-	7.93	12/17/13
	11/14/07	69,457	23,153	12.52	11/13/17	11/14/07	6,967		122,828
	9/29/08	16,170	16,170	17.47	9/28/18	9/29/08	2,144		37,799
	9/1/09	9,069	18,136	15.02	8/31/19	9/1/09	5,575		98,287
	10/5/10	-0-	9,104	17.65	10/4/20	10/5/10	8,081		142,468
						10/5/10		2,995	52,802

Robert P. Collins	11/14/07	39,810	13,270	12.52	11/13/17	11/14/07	3,992		70,379
	9/29/08	16,170	16,170	17.47	9/28/18	9/29/08	2,144		37,799
	9/1/09	6,613	13,224	15.02	8/31/19	9/1/09	4,065		71,666
						10/26/09	9,000		158,670
	10/5/10	-0-	9,104	17.65	10/4/20	10/5/10	8,081		142,468
						10/5/10		2,995	52,802

Jeffrey L. Fleck	10/5/10					9/13/10	8,385		147,828
		-0-	5,462	17.65	10/4/20	10/5/10	4,848		85,470
						10/5/10		1,797	31,681

Philip A. Theodore	10/5/10	-0-	5,462	17.65	10/4/20	7/19/10	1,024		18,053
						8/10/10	9,000		158,670
						10/5/10	4,848		84,470
						10/5/10		1,797	31,681

(1)
Amounts shown for October 5, 2010 include restricted and performance stock awards. The performance stock awards included have achieved their stock appreciation target.
(2)
Amounts shown for October 5, 2010 included performance stock awards that have not yet achieved their stock appreciation targets.
(3)
The market value is calculated as the product of (a) $17.63 per share, the closing price of our common stock on the NYSE on August 31, 2011, the last day of our fiscal year, multiplied by (b) the number of shares that have not vested.

Vesting Schedule Table

Grant Date	Vesting Schedule
12/18/2003	Options: 1/3 per year beginning one year from grant date (fully vested)
7/29/2005	Options: 1/4 per year beginning one year from grant date (fully vested)
12/1/2005	Options: 1/3 per year beginning one year from grant date (fully vested)
11/14/2007	Options and Stock Awards: 1/4 per year beginning one year from grant date
9/29/2008	Options Stock Awards: 1/4 per year beginning one year from grant date
9/1/2009	Options: 1/3 per year beginning one year from grant date; Stock Awards: 1/4 per year beginning one year from grant date (dependent upon achievement of targets for performance stock awards)
10/26/2009	Stock Awards: 1/3 per year beginning one year from grant date
7/19/2010	Stock Awards: 1/4 per year beginning one year from grant date
8/10/2010	Stock Awards: 1/4 per year beginning one year from grant date
9/13/2010	Stock Awards: 1/3 per year beginning one year from grant date
10/5/2010	Options and Stock Awards: 1/4 per year beginning one year from grant date (performance-based awards vest only upon achievement of targets)

Option Exercises and Stock Vested in Fiscal 2011

        The following table provides information for the named executive officers on (1) stock option exercises during fiscal 2011, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares acquired upon the vesting of restricted stock awards and the value realized, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
John K. Morgan	-0-	$-0-	42,640	$770,420
Mark R. Bachmann	-0-	-0-	10,374	187,865
Robert P. Collins	-0-	-0-	10,921	199,944
Jeffrey L. Fleck	-0-	-0-	-0-	-0-
Philip A. Theodore	-0-	-0-	3,342	52,920

(1)
The value realized is the closing price of our common stock on the NYSE on the day the stock awards vested, multiplied by the total number of shares vesting.

Fiscal 2011 Nonqualified Deferred Compensation

        The Zep Inc. Supplemental Deferred Savings Plan (the SDSP) is an unfunded, nonqualified plan under which key associates, including the named executive officers, are able to defer up to 50% of salary and 90% of annual incentive awards or other cash bonus each year. At the time of our 2007 spin-off from Acuity Brands, the accounts, assets and liabilities related to our associates, including Messrs. Morgan and Bachmann, were transferred from the nonqualified deferred compensation plans of our former parent company to our SDSP.

        The SDSP contains both pre-Section 409A fund balances and Section 409A fund balances; the latter is designed to comply with the tax law requirements of Section 409A of the Code (Section 409A).

  Section 409A Fund Balances

        Employee deferrals earn interest income on the daily outstanding balance in the account based on the prime rate; an "above-market interest rate" as defined by the SEC. Interest is credited daily and is compounded annually. Contributions made during or after 2005 may be paid in a lump sum or in ten annual installments at the executive's election. The executive may direct that his deferrals and related earnings be credited into up to three accounts to be distributed during his employment (in-service accounts). In-service accounts may be distributed in a lump sum or up to 10 annual installments no earlier than two years following the last deferral into the account. The executive may change the form of distribution twice during the period, provided that the change is made at least one year prior to termination or retirement, with the new distribution being delayed at least five additional years after it would otherwise have been made in accordance with Section 409A. An executive is eligible for a Company match of 25% of his deferrals up to a maximum of 5% of compensation (salary and bonus) and is eligible for a supplemental Company contribution of 3% of compensation or 5% for certain designated executive officers, subject to a minimum contribution. Company contributions made after October 2007 are invested in deferred stock units that are payable in our common stock. For balances contributed prior to December 2007, executives vest in Company contributions 50% upon reaching age 55 and completing at least five years of service, with vesting thereafter of an additional 10% each year up to 100% with ten years of service. For balances contributed in December 2007 and beyond, executives vest in Company contributions as follows:

Years of Service	Vested Percentage	Subject to Forfeiture
Less than 2	0%	100%
2 but less than 3	10%	90%
3 but less than 4	20%	80%
4 but less than 5	40%	60%
5 but less than 6	60%	40%
6 but less than 7	80%	20%
7 or more	100%	0%

        Vested Company contributions are only eligible to be distributed at or following termination.

        Mr. Morgan previously participated in the SERP sponsored by Acuity Brands, which provided a monthly benefit equal to 1.6% of average base salary and bonus (using the highest three consecutive years of remuneration out of the ten years preceding an executive's retirement), multiplied by years of service as an executive officer of Acuity Brands (up to a maximum of ten years), divided by 12. Benefits were generally payable for a 15-year period following retirement (as defined in the SERP plan document), subject to such alternative forms of payment as may have been determined by Acuity Brands. Mr. Morgan's benefit was frozen effective with our spin-off in October 2007. Mr. Morgan receives an annual contribution to the SDSP in replacement of benefits he would have received under the SERP sponsored by Acuity Brands. These replacement contributions are immediately vested when contributed. Mr. Morgan's annual contributions to the SDSP continue until the earlier of his death, termination of employment, or until December 31, 2014 (the last day of the Plan Year in which he reaches age 60).

        Mr. Bachmann receives an annual contribution to the SDSP in replacement of benefits lost when a pension plan of Acuity Brands was frozen in 2002. This annual contribution represents the increase in the actuarial present value of his benefit at age 65 under the frozen pension plan. This replacement contribution is immediately vested when contributed. Mr. Bachmann's annual contribution continues until December 31, 2020, subject to his continuous employment with the Company.

  Pre-Section 409A Fund Balances

        Pre-Section 409A fund balances encompass executive and Company contributions that were vested as of December 31, 2004 and, therefore, are not subject to the provisions of Section 409A. Executive deferrals may be distributed in a lump sum or up to 10 annual installments beginning no sooner than five years following the calendar year of deferral. Company contributions are distributed at or following termination in a lump sum or installments. Executives may only change their existing distribution elections for pre-Section 409A fund balances in the SDSP in accordance with the applicable plan rules.

        The table below provides information on the nonqualified deferred compensation of the named executive officers during fiscal 2011 under the SDSP.

Name	Executive Contributions in Last Fiscal Year(1)(2)	Company Contributions in Last Fiscal Year(2)(3)	Aggregate Earnings in Last Fiscal Year(2)(4)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
John K. Morgan	$214,846	$264,781	$28,852	$(211,869)	$1,449,019
Mark R. Bachmann	98,211	61,390	21,497	(94,639)	917,070
Robert P. Collins	51,384	30,254	(929)	(11,647)	140,347
Jeffrey L. Fleck	-0-	-0-	-0-	-0-	-0-
Philip A. Theodore	113,250	7,962	1,120	-0-	126,660

(1)
Amounts shown in this column are included in the amount reported as "Salary" in the "Fiscal 2011 Summary Compensation Table."
(2)
Executives' contributions and related earnings are 100% vested. Company contributions and related earnings become vested in accordance with the terms of the plan or upon a change in control.
(3)
Mr. Morgan's contribution includes $161,332 related to his SERP benefit, described above. Mr. Bachmann's contribution includes $13,272 related to his pension benefit, described above. Amounts shown in this column are included in the amount reported as "All Other Compensation" in the "Fiscal 2011 Summary Compensation Table."
(4)
Includes interest on cash account and gains and/or losses on the share unit account.

Employment Agreements

        None of our named executive officers, other than Mr. Morgan, has an employment agreement. Mr. Morgan has an employment agreement pursuant to which his compensation consists of:

  •
  a base salary in the amount from time-to-time fixed by our Compensation Committee;

  •
  an annual incentive payment in an amount approximately equal to 85% of his base salary;

  •
  an annual long-term equity incentive award in an amount approximately equal to 175% of his base salary;

  •
  his participation in all employee benefit plans and perquisites of the Company, other than the group health plan; and

  •
  an annual contribution into the SDSP of an amount that is equal to the actuarial equivalent present value to the additional annual benefit he would have earned under the Acuity 2002 SERP had he remained employed as an executive officer by Acuity Brands and continued to be covered under the Acuity 2002 SERP. See "Deferred Compensation Plan" in "Compensation Discussion and Analysis" and "Fiscal 2011 Nonqualified Deferred Compensation."

        Mr. Morgan provides his own health insurance coverage. Mr. Morgan's employment agreement does not have a definite term. It remains in force until either the Company or Mr. Morgan gives notice to the other of the termination, which may be without cause.

        The compensation arrangements of our named executive officers other than Mr. Morgan currently consist of an annual base salary, target incentive opportunities as a percentage of base salary, participation in the annual and long-term incentive plans, participation in employee benefit plans and perquisites afforded to executives at their level, and participation in the SDSP, including an annual supplemental contribution totaling either 3% or 5% of their base salary and annual incentive awards or other cash bonus. See "Compensation Discussion and Analysis."

Potential Payments upon Termination

        Each of our named executive officers has entered into a severance agreement with the Company, and each of our named executive officers, except Mr. Fleck, has entered into a change in control agreement with the Company. The material terms of the agreements are summarized below and the potential payments upon termination are shown in the table entitled, "Summary of Potential Termination Payments."

  Summary of Severance Agreements

        The severance agreements for our named executive officers provide the benefits summarized below in the event that, during the term of the severance agreements, their employment is involuntarily terminated by the Company without cause, or is terminated by the executive for good reason (as each such term is defined in the severance agreement).

        Mr. Morgan is entitled to the following pursuant to his severance agreement:

  •
  a severance payment consisting of (i) continuation of his monthly base salary for a 24-month severance period and (ii) a lump sum payment equal to 170% of his base salary;

  •
  in lieu of continuation of healthcare and life insurance, two payments (one in each of the two fiscal years following his termination), each in an amount equal to the excess, if any, of (i) the average of the healthcare cost factor used to compute the adjustment to Mr. Morgan's salary attributable to his provision of his own health insurance (the "adjustment factor") for the year of the payment and the previous four years over (ii) the average of the adjustment factor for the five years preceding the year in which the payment occurs;

  •
  continued vesting during the severance period of unvested stock options (options not vested at the end of the severance period are forfeited);

  •
  exercisability of vested stock options and stock options that vest during the severance period for the shorter of the remaining exercise term or the length of the severance period;

  •
  accelerated vesting of any performance stock for which performance targets have been achieved;

  •
  accelerated vesting during the severance period of restricted stock that is not performance-based, on a monthly pro rata basis determined from the date of grant to the end of the severance period (restricted stock not vested at the end of the severance period is forfeited);

  •
  continued vesting during the severance period of performance stock for which performance targets are achieved and vesting begins during the severance period (performance stock not vested at the end of the severance period is forfeited); and

  •
  immediate vesting of the Company contribution amounts in the SDSP (which would otherwise be forfeited upon Mr. Morgan's termination), with distribution of such amounts to be made in accordance with the terms of the SDSP.

        Messrs. Bachmann, Collins, Fleck and Theodore are entitled to the following pursuant to their severance agreements:

  •
  a severance payment, paid in monthly installments over the severance period (or as may be required to comply with the requirements of Section 409A), that is calculated by multiplying the executive's then-current monthly base salary by a number of months specified in the respective severance agreement (see footnote 1 in the table below for details on the length of the severance period and the multiple applicable to each named executive officer);

  •
  continuation of healthcare and life insurance coverage for the severance period;

  •
  outplacement services not to exceed 10% of base salary;

  •
  additional benefits, at the discretion of the Compensation Committee, including, without limitation, additional retirement benefits and acceleration of long-term incentive awards, if the executive is terminated prior to age 65 and suffers a diminution of projected benefits; subject, however, to the requirements of Section 409A.

        Under the severance agreements, the involuntary termination of an executive by the Company for the following reasons constitutes a termination for cause:

  •
  termination is the result of an act or acts by the executive which have been found in an applicable court of law to constitute a felony (other than traffic-related offenses);

  •
  termination is the result of an act or acts by the executive which are determined in the good faith judgment of the Company to be in violation of law or of written policies of the Company and which result in material injury to the Company;

  •
  termination is the result of an act or acts of dishonesty by the executive resulting or intended to result directly or indirectly in gain or personal enrichment to the executive at the expense of the Company; or

  •
  termination is the result of the continued failure by the executive substantially to perform the duties reasonably assigned to him, after a demand in writing for substantial performance of such duties is delivered by us and such failure results in material injury to the Company.

        Under the severance agreements, a termination of employment for good reason by an executive means the occurrence during the two-year term after a change in control (without the executive's express consent) of any of the following acts by the Company, if not corrected within 30 days after written notice is given to us by the executive:

  •
  material diminution in the executive's base salary;

  •
  material diminution in the executive's authority, duties, or responsibilities from those in effect immediately prior to the change in control;

  •
  material change in the geographic location at which the executive must perform his services, which is defined as requiring the executive to be based more than 50 miles from the primary workplace where executive was based immediately prior to the change in control; or

  •
  any other action or inaction that constitutes a material breach by the Company of the agreement under which the executive performs his services.

        The benefits provided for under the severance agreements with our named executive officers are intended to be exempt from, or to comply with, the requirements of Section 409A, and they will be interpreted and administered accordingly. In this regard, payments to our named executive officers pursuant to their severance agreements will be delayed for a period of six months following termination, to the extent required under Section 409A.

        The severance agreements with Messrs. Collins, Fleck and Theodore provide that, if the payments to be made under their severance agreements would be subject to the excise tax imposed on "excess parachute payments" by Section 4999 of the Code, the payment will be reduced to the level necessary to avoid the excise tax if, and only to the extent that, the reduction will allow the named executive officer to receive a greater net after tax amount than he would receive absent the reductions.

        The severance agreements also contain restrictive covenants with respect to confidentiality, non-solicitation, non-recruitment and non-competition, and the executive's receipt of the benefits provided for in the severance agreements is subject to the execution of a release by the executive. We will pay reasonable legal fees and related expenses incurred by an executive who is successful to a significant extent in enforcing his rights under his severance agreement. Each severance agreement is effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party, in which case it will continue for two years after the notice of termination or for three years following a change in control.

  Summary of Change in Control Agreements

        It is intended that change in control agreements will provide our named executive officers some measure of security against the possibility of employment loss that may result following a change in control of the Company in order that they may devote their energies to meeting the business objectives and needs of the Company and our stockholders. As noted above, Mr. Fleck does not have a change in control agreement; therefore, he will receive benefits upon a change in control under his severance agreement, if applicable.

        Each change in control agreement is effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party. However, the term of the change in control agreements will not expire during a threatened change in control period (as defined in the change in control agreements) or prior to the expiration of 24 months following a change in control.

        If the employment of the named executive officer is terminated at the time of or within 24 months following a change in control or in certain other instances in connection with a change in control (a) by us other than for cause or disability or (b) by the executive for good reason (as each term is defined in the change in control agreement), the executive will be entitled to receive:

  •
  a pro rata bonus for the year of termination;

  •
  a lump sum cash payment equal to the multiple set forth in footnote 1 of the table set forth below under the caption "Summary of Potential Termination Payments" of the sum of his base salary and bonus (in each case at least equal to his base salary and bonus prior to a change in control), subject to certain adjustments;

  •
  continuation of life insurance, disability, medical, dental, and hospitalization benefits for the specified term (36 months for Mr. Morgan and 18 months for the other named executive officers with a change in control agreement); and

  •
  for Mr. Morgan, a lump sum payment in an amount equal to the sum of (i) the amount we would have contributed as an employer contribution to our 401(k) plan during the 36-month period following termination (assuming that Mr. Morgan participated in the 401(k) plan at the maximum contribution level), and (ii) the amount we would have contributed to our SDSP on behalf of Mr. Morgan during the 36-month period following termination (based on specified assumptions regarding his participation in the SDSP); and

  •
  for our named executive officers other than Mr. Morgan, a lump sum payment in an amount equal to the sum of (i) the amount we would have contributed as an employer contribution to our 401(k) plan during the 18-month period following termination (assuming that the named executive officer participated in the 401(k) plan at the maximum contribution level), and (ii) the amount we would have contributed to our SDSP on behalf of the named executive officer during the 18-month period following termination (based on specified assumptions regarding his participation in the SDSP).

        In addition, all restrictions on any outstanding incentive awards will lapse and the awards will immediately become fully vested, all outstanding stock options will become fully vested and immediately exercisable, and the executive may require us to purchase for cash, on demand, at the then per-share fair market value, any shares of unrestricted stock and shares purchased upon exercise of options. Since this benefit is available under the respective equity award agreements, Mr. Fleck will receive this benefit along with the other named executive officers.

        The change in control agreements for each of Messrs. Morgan and Bachmann provide that we will make an additional "gross-up payment" to offset fully the effect of any excise tax imposed under Section 4999 of the Code on any payment made to them pursuant to the change in control agreements or otherwise in connection with a change in control. Their agreements further provide, however, that if the payments to them that would be subject to the excise tax do not exceed 105% of the largest amount that they could receive without any portion of the payment being subject to the excise tax, the payments to them will be reduced so that the excise tax will not apply and so that no gross-up payment will be required.

        The change in control agreements with our other named executive officers provide that, if the payments to be made under their change in control agreements would be subject to the excise tax, the payment will be reduced to the level necessary to avoid the excise tax if, and only to the extent that, the reduction will allow the named executive officer to receive a greater net after tax amount than he would receive absent the reductions.

        The benefits provided for under the change in control agreements are intended to be exempt from, or to comply with, the requirements of Section 409A, and they will be interpreted and administered accordingly. In this regard, payments to our named executive officers pursuant to the change in control agreements will be delayed for a period of six months following termination, to the extent required under Section 409A.

        With respect to each of our named executive officers, other than Mr. Bachmann, a change in control occurs if one of the following events occurs:

  •
  a person or group acquires more than 50% of the total fair market value or total voting power of our common stock;

  •
  during any 12-month period, a person or group acquires 30% or more of the total voting power of our common stock;

  •
  during any 12-month period, at least two-thirds of the members of our Board of Directors are replaced by persons whose appointment or election was not endorsed by at least two-thirds of the members of our Board prior to their appointment or election; or

  •
  a person or group acquires during a 12-month period more than 50% of the total gross fair market value of our assets.

        In Mr. Bachmann's change in control agreement, a change in control includes:

  •
  the acquisition of 20% or more of the combined voting power of our then-outstanding voting securities;

  •
  a change in more than one-third of the members of our Board who were either members as of the date we were spun-off by Acuity Brands or were nominated or elected by a vote of two-thirds of those members or members so approved;

  •
  a merger or consolidation involving the Company after which our stockholders no longer hold more than 60% of the combined voting power of our outstanding voting securities resulting from the merger or consolidation in substantially the same proportion as prior to the merger or consolidation; or

  •
  a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of our assets.

        Under the change in control agreements, a termination for cause is a termination because the executive:

  •
  intentionally and continually failed to substantially perform his duties which failure continued for a period of at least 30 days after a written notice of demand for substantial performance has been delivered to the executive specifying the manner in which the executive has failed to substantially perform; or

  •
  intentionally engaged in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.

        Under the change in control agreements, disability has the meaning ascribed to such term in our long-term disability plan or policy covering the executive, or in the absence of such plan or policy, a meaning consistent with Section 22(e)(3) of the Code.

        Under the change in control agreements, good reason means the occurrence of any of the following events or conditions in connection with a change in control:

  •
  any change in the named executive's status, title, position or responsibilities which, in the named executive's reasonable judgment, represents an adverse change from his status, title, position or responsibilities as in effect immediately prior to the change in control; the assignment to the named executive of any duties or responsibilities which, in the named executive's reasonable judgment, are inconsistent with his status, title, position or responsibilities; or any removal of the named executive from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for disability, cause, as a result of his death or by the named executive other than for good reason;

  •
  a reduction in the named executive's base salary or any failure to pay the named executive any compensation or benefits to which he is entitled within five days of the date due;

  •
  the Company requiring the named executive to be based more than 50 miles from the primary workplace where the named executive is based immediately prior to the change in control except for reasonably required travel on business which is not greater than travel requirements prior to the change in control;

  •
  the failure by the Company (1) to continue in effect (without reduction of benefit level or reward opportunity) any compensation or employee benefit plan in which the executive was participating immediately prior to the change in control or (2) to provide the executive with compensation and benefits, in the aggregate, at least equal to those provided for under each other compensation or employee benefit plan, program and practice as in effect immediately prior to the change in control;

  •
  the insolvency or the filing of a petition for bankruptcy of the Company;

  •
  a material breach by the Company of any provision of the agreement;

  •
  any purported termination for cause which does not comply with the cause definition in the agreement;

  •
  the failure of any successor to or assignee of the Company to assume the agreement; and

  •
  for Mr. Morgan, a failure to increase his base salary at least annually at a percentage of base salary no less than the average percentage increases (other than increases resulting from his promotion) granted to him during the three full years ended prior to a change in control (or such lesser number of full years during which he was employed).

  Summary of Benefits upon Death, Disability or Retirement

        Our employment agreement with Mr. Morgan and our severance agreements with our named executive officers provide that the agreement terminates upon the death or termination of employment by reason of retirement or disability without the payment of death, disability or retirement benefits to the named executive officer.

        Our SDSP provides that Company contributions to a named executive officer's account vest and are payable upon his death or total and permanent disability. The amounts that would vest for each named executive officer as a result of these events are set forth below under the columns "Death/Disability" in the row captioned "Unvested Company Contributions in SDSP." Retirement does not result in accelerated vesting of Company contributions to the SDSP account of a named executive officer.

        Our equity award agreements generally provide for accelerated or, in some cases, continued vesting as a result of death, disability or retirement, as follows:

  •
  Death or Disability.  Upon the death or disability of a named executive officer, his stock options vest and are exercisable to the earlier of the expiration date or one year after the event, and his restricted stock and performance stock awards become fully vested. The value of the additional equity awards that would vest with respect to each of our named executive officers upon his death or termination of employment by reason of disability as of August 31, 2011 is set forth in the table below in the column captioned "Death/Disability" and in the row entitled "Value Realized on Accelerated Unvested Equity Awards" for each named executive officer.

  •
  Retirement.  The retirement provisions of our equity award agreements apply to a termination of employment by reason of retirement at or after age 55. In the event of the retirement of a named executive officer at or after age 55, his unvested options are forfeited and vested options are exercisable to the earlier of their expiration date or five years after retirement and his unvested restricted stock awards and performance stock awards are forfeited. On August 31, 2011, Messrs. Morgan, Collins and Theodore had reached the age of 55.

  Summary of Potential Termination Payments

        Potential payments to the named executive officers in connection with their termination not for cause or for good reason, or upon death or disability, or a change in control in excess of any benefits received as a result of the Company's broad-based benefit plans are outlined in the following table assuming that the terminating event occurred on August 31, 2011. The closing price per share of our common stock on the NYSE on August 31, 2011 was $17.63. Our named executive officers will not receive any termination payments as a result of a termination for cause or receive any benefits upon retirement other than those outlined in the section above entitled, "Summary of Benefits upon Death, Disability or Retirement."

Name	Payment Type	Not For Cause / For Good Reason	Death / Disability	Change in Control
John K. Morgan	Cash Severance / Salary & Bonus(1)	$2,312,500	$—	$3,468,750
	Pro-Rata Bonus(2)	—	—	531,250
	Welfare Plan Continuation(3)	4,752	—	7,207
	Outplacement(4)	62,500	—
	Company Contributions to 401(k) and SDSP(5)	—	—	612,345
	Unvested Company Contributions to SDSP(6)	—	—	—
	Value Realized on Acceleration of Unvested Stock Options(7)	649,167	649,167	649,167
	Value Realized on Acceleration of Unvested Equity Awards(8)	1,671,352	1,957,230	1,957,230
	Excise Tax Gross-Up(9)	—	—	—

	Total	$4,700,271	$2,606,397	$7,225,949

Mark R. Bachmann	Cash Severance / Salary & Bonus(1)	$630,000	$—	$708,750
	Pro-Rata Bonus(2)		—	157,500
	Welfare Plan Continuation(3)	17,141	—	17,141
	Outplacement(4)	31,500	—	—
	Company Contributions to 401(k) and SDSP(5)	—	—	75,365
	Unvested Company Contributions to SDSP(6)	—	271,770	271,770
	Value Realized on Acceleration of Unvested Stock Options(7)	—	168,234	168,234
	Value Realized on Acceleration of Unvested Equity Awards(8)	—	454,184	454,184
	Excise Tax Gross-Up(9)	—	—	—

	Total	$678,641	$894,188	$1,852,944

Name	Payment Type	Not For Cause / For Good Reason	Death / Disability	Change in Control
Robert P. Collins	Cash Severance / Salary & Bonus(1)	$398,750	$—	$598,125
	Pro-Rata Bonus(2)	—	—	123,750
	Welfare Plan Continuation(3)	18,907	—	18,907
	Outplacement(4)	27,500	—	—
	Company Contributions to 401(k) and SDSP(5)	—	—	42,271
	Unvested Company Contributions to SDSP(6)	—	44,404	44,404
	Value Realized on Acceleration of Unvested Stock Options(7)	—	104,912	104,912
	Value Realized on Acceleration of Unvested Equity Awards(8)	—	533,784	533,784
	Excise Tax Gross-Up(9)	—	—	NA

	Total	$445,157	$683,100	$1,466,153

Jeffrey L. Fleck	Cash Severance / Salary & Bonus(1)	$264,500	—	$264,500
	Pro-Rata Bonus(2)	—	—	—
	Welfare Plan Continuation(3)	8,189	—	8,189
	Outplacement(4)	23,000	—	23,000
	Company Contributions to 401(k) and SDSP(5)	—	—	—
	Unvested Company Contributions to SDSP(6)	—	—	—
	Value Realized on Acceleration of Unvested Stock Options(7)	—	—	—
	Value Realized on Acceleration of Unvested Equity Awards(8)	—	264,979	264,979
	Excise Tax Gross-Up(9)	—	—	NA

	Total	$295,689	$264,979	$560,668

Philip A. Theodore	Cash Severance / Salary & Bonus(1)	$258,750	$—	$472,500
	Pro-Rata Bonus(2)	—	—	90,000
	Welfare Plan Continuation(3)	3,617	—	7,402
	Outplacement(4)	22,500	—	—
	Company Contributions to 401(k) and SDSP(5)	—	—	26,246
	Unvested Company Contributions to SDSP(6)	—	7,109	7,109
	Value Realized on Acceleration of Unvested Stock Options(7)	—	—	—
	Value Realized on Acceleration of Unvested Equity Awards(8)	—	293,874	293,874
	Excise Tax Gross-Up(9)	—	—	NA

	Total	$284,867	$300,983	$897,131

(1)
Pursuant to the terms of his severance agreement, Mr. Morgan will continue to receive his base salary for the 24-month severance period and will also receive a lump sum payment equal to 170% of his base salary. Pursuant to the terms of their severance agreements, the severance payments for Messrs. Bachmann, Collins, Fleck and Theodore will be paid in equal monthly installments over the severance period (or as may be required to comply with the requirements of Section 409A) and are calculated using their respective Base Salary Multipliers as follows: for Mr. Bachmann, 24 times current monthly base salary; for Mr. Collins, 17.4 times current monthly base salary; and for Messrs. Fleck and Theodore, 13.8 times current monthly salary.

The Salary and Bonus amounts shown under "Change in Control," represent the sum of base salary plus the highest of current year target bonus, most recent bonus paid or payable, or average bonus paid for the last three full fiscal years multiplied by each individual's multiple. The multiples for each individual are as follows: Mr. Morgan, 3X; and Messrs. Bachmann, Collins, and Theodore, 1.5X. Mr. Fleck does not have a change in control agreement; therefore, amounts shown reflect the change in control benefits afforded him pursuant to his severance agreement and/or the terms and conditions set forth in each of the plans in which he participates.
(2)
Represents the payment of a Pro-Rata Bonus for the year of separation calculated as the greater of the current year target bonus, most recent bonus paid or payable, or average of bonus paid for the last three full fiscal years.
(3)
In lieu of welfare plan continuation for Mr. Morgan, the amount shown is the sum of the payments (one in each of the two or three fiscal years of the Company following his termination), each in an amount equal to the excess, if any, of (i) the average of the healthcare cost factor used to compute the adjustment to Mr. Morgan's salary attributable to his provision of his own health insurance (the "adjustment factor") for the year of the payment and the previous four years over (ii) the average of the adjustment factor for the five years preceding the year in which the payment occurs. The welfare plan continuation payments for

  Messrs. Bachmann, Collins, Fleck and Theodore are made on a monthly basis during the severance period and are based on applicable employee rates.

(4)
The maximum amount payable for outplacement is ten percent of base salary.
(5)
The amount shown in "Company Contributions to 401(k) and SDSP" represents an estimate of the annual Company contributions into the defined contribution and deferred compensation plans equal to the number of months associated with each individual's change in control multiple. The amount shown for Messrs. Morgan and Bachmann also include SERP and/or pension make-up contributions.
(6)
Represents the value of unvested Company contributions held in the deferred compensation plan at August 31, 2011, if any.
(7)
The amount shown for the "Value Realized on Acceleration of Unvested Stock Options" is calculated by taking the difference of (i) the closing price of our common stock on the NYSE on August 31, 2011, and (ii) the exercise price of the options, and multiplying that difference by the number of unvested stock options for which acceleration has occurred. For all named executive officers, accelerated vesting of all unvested options occurs upon death, disability and change in control. In addition, in accordance with Mr. Morgan's severance agreement, unvested options continue to vest during the severance period (24 months) if he is terminated by the Company without cause or if he terminates employment for good reason.
(8)
The amount shown for the "Value Realized on Acceleration of Unvested Equity Awards" is calculated by multiplying the number of shares of restricted and performance stock for which acceleration has occurred by the closing price of our common stock on the NYSE on August 31, 2011. For all named executive officers, accelerated vesting of all unvested shares of restricted and performance stock occurs upon death, disability and change in control. In addition, in accordance with Mr. Morgan's severance agreement, unvested shares of restricted and performance stock continue to vest during the severance period (24 months) if he is terminated by the Company without cause or if he terminates employment for good reason.
(9)
The agreements for Messrs. Morgan and Bachmann provide for an excise tax gross-up payment if the total value of their payment exceeds 105% of the safe harbor amount. Based upon the amounts that would be paid if a change in control occurred on August 31, 2011, the total payments to Messrs. Morgan and Bachmann would not exceed the safe harbor limit and, thus are not subject to excise tax.

ITEM 3—ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

        In connection with the advisory vote on executive compensation discussed in Item 2—Advisory Vote on Executive Compensation, we are also asking stockholders to vote on whether the say-on-pay vote should occur every one, two or three years. As with the say-on-pay vote, the vote on the frequency of future say-on-pay votes is advisory, or non-binding. The Board recommends that the stockholders select a frequency of every year. During its evaluation, our Board considered that an annual advisory vote on executive compensation allows our stockholders to provide the Company with regular input on the Company's compensation practices. The Company values feedback from our stockholders, and believes that conducting an advisory vote annually will be valuable to both the Company and our stockholders.

        Although the vote is non-binding, our Board and Compensation Committee will take into account the outcome of the vote when making future decisions regarding the Company's executive compensation policies and procedures and how often the Company should submit to stockholders an advisory vote to approve executive compensation. Stockholders may vote to hold the say-on-pay vote every one, two or three years, or they may abstain. Accordingly, you will not be voting to approve or disapprove the Board's recommendation.

OUR BOARD UNANIMOUSLY RECOMMENDS STOCKHOLDERS
SELECT "ONE YEAR" ON THE PROPOSAL RECOMMENDING THE FREQUENCY
OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

ITEM 4—RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        At the 2012 Annual Meeting, a proposal will be presented to ratify the appointment of Ernst & Young LLP (E&Y) as the independent registered public accounting firm to audit our financial statements for the fiscal year ending August 31, 2012. E&Y has been the independent registered public accounting firm of the Company since it became an independent, public company in October 2007. Representatives of E&Y are expected to be present at the 2012 Annual Meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate stockholder questions. Information regarding fees paid to E&Y during fiscal year 2010 and fiscal year 2011 is set out below in the section titled "Fees Billed by Independent Registered Public Accounting Firm."

OUR BOARD UNANIMOUSLY RECOMMENDS STOCKHOLDERS VOTE "FOR"
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE
COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The following table sets forth the aggregate fees billed by E&Y during the fiscal years ended August 31, 2011 and August 31, 2010.

	2011	2010
Fees Billed:
Audit Fees	$1,869,000	$1,350,000
Audit Related Fees	55,000	417,000
Tax Fees	112,000	49,000
All Other Fees	2,000	2,000

Total	$2,038,000	$1,818,000

        Audit Fees include fees for services rendered for the audit and quarterly reviews of the Company's financial statements (including an audit of the effectiveness of the Company's internal controls over financial reporting) and accounting consultations and research work necessary to comply with generally accepted auditing standards.

        Audit-Related Fees consisted principally of assurance and related services that are reasonably related to the performance of the audit or review of financial statements including employee benefit plan audits and due diligence assistance services in connection with acquisitions.

        Tax Fees consisted principally of professional services related to international tax compliance.

        All Other Fees consisted of amounts billed to the Company for the use of an online accounting research tool.

        The charter of the Audit Committee provides that the Committee is responsible for the pre-approval of all audit and permitted non-audit services to be performed for the Company by the independent registered public accounting firm. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm.

        Each year management requests Audit Committee pre-approval of the annual audits, quarterly reviews and any other engagements of the independent registered public accounting firm known at that time. In connection with these requests, the Committee may consider information about each engagement, including the budgeted fees; the reasons management is requesting the services to be provided by the independent registered public accounting firm; and any potential impact on the independence of the firm. As additional proposed audit and non-audit engagements of the independent registered public accounting firm are identified, or if pre-approved services exceed the pre-approved budgeted amount for those services, the

Audit Committee will consider similar information in connection with the pre-approval of such engagements or services. If Audit Committee pre-approvals are required between regularly scheduled committee meetings, the Audit Committee has delegated to the Chairman of the Audit Committee, or an alternate member of the Audit Committee, the authority to grant pre-approvals. Pre-approvals by the Chairman or the alternate member are reviewed with the Audit Committee at its next regularly scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee and the Board previously adopted a written charter to set forth the Audit Committee's responsibilities. The charter is reviewed annually and is amended as necessary to comply with new regulatory requirements. A copy of the Company's Audit Committee charter is available on our website at www.zepinc.com in the "Investor" portion of the website, under the heading, "Corporate Governance." Information at our website is not and should not be considered a part of this proxy statement.

        The members of our Audit Committee during fiscal 2011 were Mr. Squicciarino, Ms. Biggins, Mr. Hall, Mr. Nurkin and Mr. Tevens, each of whom is an independent director, as such term is defined by the listing standards of the NYSE.

        As required by its charter, the Audit Committee reviewed the Company's audited financial statements and met with management, as well as with E&Y (with and without management present), to (1) discuss the financial statements, (2) discuss their evaluations of the Company's internal controls over financial reporting, and (3) discuss their knowledge of any fraud, whether or not material, that involved management or other associates who had a significant role in the Company's internal controls.

        The Audit Committee reviewed with E&Y, which is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, Communications With Audit Committees, (as amended), other standards of the Public Company Accounting Oversight Board (United States) (PCAOB), rules of the SEC, and other applicable regulations. In addition, the Audit Committee has discussed with E&Y its independence from Company management and the Company, including matters in the letter received by the Audit Committee from E&Y required by the applicable requirements of the PCAOB regarding E&Y's communications with the Audit Committee concerning independence, and considered the compatibility of non-audit services with E&Y's independence.

        The Audit Committee also reviewed management's report on its assessment of the effectiveness of the Company's internal controls over financial reporting and E&Y's report on the effectiveness of the Company's internal controls over financial reporting.

        The Audit Committee discussed with the Company's internal auditors and E&Y the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and E&Y, with and without management present, to discuss the results of their examinations; their evaluations of the Company's internal controls, including internal controls over financial reporting; and the overall quality of the Company's financial reporting.

        Based on the results of the inquiries and actions above, the Audit Committee recommended to the Board that the financial statements and management's assessment of the effectiveness of the Company's internal controls over financial reporting be included in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2011 for filing with the SEC.

                      AUDIT COMMITTEE

                      Joseph Squicciarino, Chairman
                      J. Veronica Biggins
                      O. B. Grayson Hall, Jr.
                      Sidney J. Nurkin
                      Timothy T. Tevens

OTHER MATTERS

        We know of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will vote or act with respect to them in accordance with their best judgment.

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the space above. Please note that changes to the registered name(s) on the account may not be submitted in this matter. 1. Election of Directors: O O.B. Grayson Hall, Jr. O Carol A. Williams 2. Advisory Vote on Executive Compensation. 3. Advisory Vote on Frequency of Advisory Vote on Executive Compensation. 4. Ratification of the Appointment of the Company's Independant Registered Public Accounting Firm. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 NOMINEES: ANNUAL MEETING OF STOCKHOLDERS OF January 10, 2012 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. PHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone phone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via phone or the Internet. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE DIRECTOR NOMINEES, "FOR" ITEM 2, "EVERY 1 YEAR" FOR ITEM 3, AND "FOR" ITEM 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 20230403000000000000 6 011012 COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement, annual report on Form 10-K and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=17249 Every 2 years Every 3 years ABSTAIN Every 1 year FOR AGAINST ABSTAIN ELECTRONIC ACCESS TO FUTURE DOCUMENTS If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

0 14475 ZEP INC. This Proxy is Solicited by the Board of Directors of the Company The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby appoints JOHN K. MORGAN, MARK R. BACHMANN and PHILIP A. THEODORE, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Zep Inc. Common Stock, which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders to be held January 10, 2012 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. (Continued and to be marked, dated and signed on the reverse side.)